UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes: Reg. (S) 240.14a-101. SEC 1913 (3-99)

Sempra Energy®

2012
Annual Meeting

May 10 | Newport Beach, California

Notice of 2012 Annual Meeting of Shareholders
and Proxy Statement

March 26, 2012

SEMPRA ENERGY

San Diego, California

DEAR FELLOW SHAREHOLDERS:

We are pleased to invite you to our Annual Meeting of Shareholders at 10 a.m., May 10, 2012, at the Balboa Bay Club & Resort in Newport Beach, California.

This has been a year of transition for your company. With my planned retirement later this year and former president Neal Schmale’s retirement at the end of 2011, Sempra Energy’s board of directors has executed its carefully planned leadership succession. Last June, Debbie Reed was named chief executive officer and elected to the board. In September, we announced that Mark Snell was promoted to president and Joe Householder to chief financial officer. Our new leadership team and directors will be present at the Annual Meeting.

Whether or not you plan to attend, we encourage you to read this proxy statement and promptly vote your shares. Your vote is important! There are several ways you can vote: by completing, signing, dating and returning the enclosed proxy or voter instruction card; by telephone; or via the Internet.

We hope to see you in May. Thank you for your ongoing support.

Sincerely,

Donald E. Felsinger

Executive Chairman

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SEMPRA ENERGY

101 Ash Street

San Diego, California 92101-3017

(877) 736-7727

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, May 10, 2012.

Place	The Balboa Bay Club & Resort, 1221 West Coast Highway, Newport Beach, California.

Items of Business	(1)

Elect directors for a one-year term. The director nominees, all of whom are currently directors, are: Alan L. Boeckmann, James G. Brocksmith Jr., Donald E. Felsinger, Wilford D. Godbold Jr., William D. Jones, William G. Ouchi, Debra L. Reed, Carlos Ruiz, William C. Rusnack, William P. Rutledge, Lynn Schenk and Luis M. Téllez.

(2)	Ratify independent registered public accounting firm.

(3)	Advisory approval of our executive compensation.

(4)	Vote on two shareholder proposals, if properly presented at the meeting.

(5)	Consider other matters that may properly come before the meeting.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

Record Date	You are entitled to vote only if you were a Sempra Energy shareholder at the close of business on March 13, 2012.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 13, 2012 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants.

If your shares are not registered in your name but are held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership at the record date such as your most recent account statement prior to March 13, 2012, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m. and you should allow ample time for check-in procedures.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers — How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card.

This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our Annual Report to Shareholders are being provided to shareholders beginning on or about March 26, 2012. You can also view these documents on the Internet at www.amstock.com/ProxyServices/Sempra.

Randall L. Clark

Corporate Secretary

QUESTIONS AND ANSWERS

Proxy Materials

1.	Why am I receiving these materials?

Our Board of Directors is making these materials available to you over the Internet or by mailing paper copies to you in connection with Sempra Energy’s Annual Meeting of Shareholders to be held on Thursday, May 10, 2012. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide under Securities and Exchange Commission rules and is designed to assist you in voting your shares.

2.	What is included in the proxy materials?

The proxy materials include:

•	Our Notice of Annual Meeting of Shareholders;

•	Our proxy statement for the Annual Meeting of Shareholders; and

•	Our 2011 Annual Report to Shareholders.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy or voting instruction card.

3.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and board committees, corporate governance, the compensation of our directors and certain executive officers and other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials and how may I obtain an electronic or a paper copy of my proxy materials?

We furnish proxy materials over the Internet to shareholders who have not requested a paper copy. To conserve paper and reduce costs, we mail a notice about the Internet availability of the proxy materials.

All shareholders receiving the notice may access the proxy materials over the Internet and request a paper copy by mail or an electronic copy by email. The notice contains instructions on how to do so. It also contains instructions on how you may request proxy materials by mail or email on an ongoing basis.

If you wish to receive paper copies of future proxy materials, please access www.voteproxy.com on the Internet. Click on Request Paper Copies of Materials, then click on Sempra Energy. You will see an option to elect to receive paper copies each year. You also may request to receive paper copies of future proxy materials by calling (888) 776-9962 from the United States and Canada or +1 (718) 921-8562 from other countries, or by emailing info@amstock.com.

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.amstock.com on the Internet. Click on Shareholder Account Access and enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via email and provide your email address.

If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

5.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested paper copies, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where the proxy materials are available and a link to the proxy voting website.

6.	How can I access the proxy materials over the Internet?

The notice about the Internet availability of the proxy materials, proxy card and voting instruction card contains instructions on how to view our proxy materials on the Internet. As stated in the Notice of Annual Meeting of Shareholders, you can view these materials on the Internet at www.amstock.com/ProxyServices/Sempra.

7.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of the materials now, please request the additional copy by contacting our proxy solicitor, Phoenix Advisory Partners, at:

(800) 499-6377 (U.S. and Canada)

+1 (212) 493-3910 (International)

info@phoenixadvisorypartners.com

A separate set of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please call our transfer agent, American Stock Transfer & Trust Company, at:

(888) 776-9962 (U.S. and Canada)

+1 (718) 921-8562 (International)

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please call Broadridge Financial Solutions at (800) 542-1061 or contact your bank or broker directly.

Shareholders also may write to us at the address below to request a separate copy of the proxy materials:

Sempra Energy

Attn: Shareholder Services

101 Ash Street

San Diego, CA 92101-3017

investor@sempra.com

8.	Who pays the cost of soliciting proxies for the Annual Meeting?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have hired Phoenix Advisory Partners to assist us in distributing proxy materials and soliciting proxies. We will pay a base fee of $20,000 plus customary costs and expenses for these services.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

Proposals To Be Voted On

9.	What items of business will be voted on at the Annual Meeting?

The items of business to be voted on at the Annual Meeting are:

•	Election of directors for a term of one year.

•	Ratification of Deloitte & Touche as our independent registered public accounting firm for 2012.

•	Advisory approval of our executive compensation.

•	Two shareholder proposals, if properly presented at the meeting.

10.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors or on any other matter to be voted on at the Annual Meeting.

11.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of its nominees for election to the board; “FOR” the ratification of our independent registered public accounting firm; “FOR” the advisory approval of our executive compensation; and “AGAINST” each of the two shareholder proposals.

12.	What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum consisting of a majority of our outstanding shares must be present in person or represented by proxy.

To be elected as a director, a nominee must receive the “approval of the shareholders.” This means that the nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, and the “FOR” votes must also represent more than 25% of our outstanding shares.

The other items of business also require the “approval of the shareholders.”

If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered a vote cast with respect to the election of any director nominee or any other proposal.

As described below, broker non-votes will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered a vote cast with respect to the election of any director nominee or on any other proposal.

13.	What happens if additional items are presented at the Annual Meeting?

We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

14.	Is my vote confidential?

Our Employee Savings Plans automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

15.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “Company SEC Filings” tabs.

How You Can Vote

16.	What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on March 13, 2012, the record date for the Annual Meeting. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 240,758,752 shares of our common stock were outstanding.

17.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to representatives from the company or to another person, or to vote your shares in person at the Annual Meeting. You have received either a proxy card to use in voting your shares or a notice of Internet availability of our proxy materials, which instructs you how to vote.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. You are also the beneficial owner of any shares that you may own through our Employee Savings Plans.

As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

18.	How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting those shares that you hold in your name as the shareholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. You may not vote in person those shares you own through our Employee Savings Plans. Please see Question 24 for deadlines to vote such shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

19.	How can I vote without attending the Annual Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

For directions on how to vote, please refer to the following instructions and those included on your proxy or voting instruction card.

Voting by Internet – Shareholders who have received a notice of the availability of our proxy materials by mail or email may vote over the Internet by following the instructions in the notice or email. Those who have received a paper copy of the proxy or voting instruction card by mail may vote over the Internet by following the instructions on the card.

Voting by Telephone – Shareholders of record may vote by telephone by calling (800) 776-9437 from the United States or Canada or +1 (718) 921-8500 from other countries and following the instructions. When voting by telephone, shareholders must have available the control number included on their proxy card, notice of availability of proxy materials or email notification.

Most shareholders who are beneficial owners of their shares and have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These shareholders should check the card for telephone voting availability.

Voting by Mail – Shareholders who have received a paper copy of these proxy materials may vote by mail by signing, dating and returning their proxy or voting instruction card.

20.	How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card. Except for shares held in our Employee Savings Plans, if you sign and return your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

21.	How are shares held in Employee Savings Plans voted? What happens if I do not timely vote my shares?

If you hold shares through our Employee Savings Plans, they will be voted as you instruct on the proxy or voting instruction card provided to you.

If you sign and return your proxy or voting instruction card without giving specific instructions or you do not timely return your card, your shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants, unless contrary to the Employment Retirement Income Security Act of 1974. For example, if you own 1,000 shares through the plan and fail to provide timely voting instructions for your shares, the plan trustee would vote them. If the trustee had timely received instructions to vote shares 60% for, 35% against and 5% abstain on a particular item of business, the trustee would, on that item, vote your shares 600 for, 350 against and 50 abstain.

22.	Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors, the advisory (non-binding) approval of our executive compensation, and the shareholder proposals. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast.

23.	Will shares that I own as a shareholder of record be voted if I do not timely return my proxy card?

Shares that you own as a shareholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors.

If you do not timely return your proxy card, your shares will not be voted unless you or your proxy holder attends the Annual Meeting and votes in person as described in Question 18.

24.	What is the deadline to vote?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.

If you hold shares in our Employee Savings Plans, your voting instructions must be received by 9:00 a.m. Eastern time on Monday, May 7, 2012 for the plan trustee to vote your shares.

If you hold shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

25.	May I change or revoke my vote?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting, except that any change to your voting instructions for shares held in our Employee Savings Plans must be received by 9:00 a.m. Eastern time on Monday, May 7, 2012.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address set forth in Question 28 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

26.	Who will serve as inspector of elections?

The inspector of elections will be a representative of American Stock Transfer & Trust Company.

Attending the Annual Meeting

27.	Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 13, 2012, the record date for the Annual Meeting, or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket has been included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 13, 2012, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., and you should allow ample time for check-in procedures.

Shareholder Proposals and Director Nominations

28.	What is the deadline to submit shareholder proposals to be included in the proxy materials for next year’s Annual Meeting of Shareholders?

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Meeting must be received by our Corporate Secretary no later than 5:00 p.m. San Diego time on November 26, 2012 and must be submitted to the following address:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Fax: +1 (619) 696-4508

Proposals that are not timely submitted or are submitted to some other address or other than to the attention of our Corporate Secretary may be excluded from our proxy materials.

Shareholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.

29.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?

Shareholders who wish to nominate director candidates or to present other items of business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Corporate Secretary at the address set forth in Question 28. We must receive the notice at least 90 days but not more than 120 days before the date corresponding to the date of the last Annual Meeting. The notice also must include the information required by our bylaws, which may be obtained as provided in Question 31.

The time for us to receive notice of business items for the 2012 Annual Meeting has expired. The period for the receipt from shareholders of notice of business items for the 2013 Annual Meeting will begin on January 10, 2013 and end on February 9, 2013. These notice requirements do not apply to shareholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Shareholder Proposal Rule. The deadline for receiving those proposals is set forth in Question 28. The notice requirements also do not apply to questions that a shareholder may wish to ask at the Annual Meeting.

30.	How may I recommend candidates to serve as directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at the address set forth in Question 28. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Obtaining Additional Information

31.	How may I obtain financial and other information about Sempra Energy?

Our consolidated financial statements are included in our Annual Report to Shareholders that accompanies this proxy statement.

Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Our Form 10-K and other information that we file with the Securities and Exchange Commission are available on our website at www.sempra.com under the “Investors” and “Company SEC Filings” tabs. We will also furnish a copy of our 2011 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to us at our address set forth in Question 28.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. You can also view these materials on the Internet by accessing our website at www.sempra.com and clicking on the “Investors” tab, then clicking on the “Governance” tab.

32.	What if I have questions for Sempra Energy’s transfer agent?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, transfer of ownership or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company

Attn: Sempra Energy

6201 15th Avenue

Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada)

+1 (718) 921-8356 (International)

We have a dividend reinvestment and direct stock purchase program under which you may have all or a portion of your dividends automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. For information about this program, please contact American Stock Transfer & Trust Company at the address or the phone numbers listed above.

33.	Who can help answer any additional questions?

If you have any additional questions about the Annual Meeting or how to vote, change or revoke your vote, you should contact our proxy solicitor:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, NY 10005

Shareholders Call:

(800) 499-6377 (U.S. and Canada) +1 (212) 493-3910 (International)

Banks and Brokers Call Collect:

+1 (212) 493-3910

If you need additional copies of this proxy statement or voting materials, please contact Phoenix Advisory Partners as described above or send an email to info@phoenixadvisorypartners.com.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It also has adopted a Code of Business Conduct and Ethics for Directors and Officers. Officers also are subject to Business Conduct Guidelines that apply to all employees.

Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Board of Directors

Functions

In addition to its oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and approving significant corporate actions.

•

Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separate and whether an independent director should serve as Chairman. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances.

In anticipation of Donald E. Felsinger’s planned retirement in 2012, and after an extended period of deliberation, the board elected Debra L. Reed as the Chief Executive Officer on June 27, 2011. Ms. Reed is a 34-year employee of the Sempra Energy family of companies with an outstanding career of achievement as well as extensive industry experience and public board service.

Mr. Felsinger retains his role as Chairman of the Board and continues as a member of our executive leadership team. He is directly involved in matters of corporate governance, providing guidance and mentorship to the company’s new leadership team and maintaining a bridge between the board and the operating organization. He presides over board meetings and works with management and the Lead Director to plan the annual board calendar, set agendas and schedule board meetings. Mr. Felsinger also supports business development and external relations efforts using his extensive industry experience to provide support for our strategic initiatives and future challenges.

The board believes that this structure ensures continuity and stability during a time of leadership transition. However, while the board believes that this structure is currently the most effective given the facts and circumstances, the board has not adopted a mandatory policy with respect to the separation of the positions of Chairman of the Board and Chief Executive Officer.

During those periods in which we do not have a non-executive chairman, the independent directors select an independent director as the Lead Director. William C. Rusnack continues to serve as our Lead Director.

The position and role of the Lead Director is intended to expand lines of communication between the board and members of management. It is not intended to reduce the free and open access and communication that each board member has with other board members and members of management. The Lead Director has the following duties:

•

To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•

To collect and communicate to the Chairman of the Board and also to the Chief Executive Officer the views and recommendations of the independent directors, relating to his or her performance, other than with respect to the annual performance review.

•	To perform such other duties and responsibilities as may be assigned from time-to-time by the independent directors.

The Board of Directors believes that its independence and oversight of management is maintained effectively through this flexible leadership structure, the composition of the board and sound corporate governance policies and practices.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also identify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors. In its most recent review, the board considered, among other things, the absence of any employment relationships between the company and its current directors (other than Donald E. Felsinger and Debra L. Reed who are also executive officers of the company) and their families; the absence of any of the other specific relationships that would preclude a determination of independence under New York Stock Exchange independence rules; the absence of any affiliation of the company’s directors and their families with the company’s independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors; the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related person transactions; and the immaterial amount of goods and services that we purchase in the ordinary course of business from companies and the modest amount of our discretionary contributions to non-profit organizations with which some of our directors or their family members are associated.

Based upon this review, the board has affirmatively determined that each of the company’s non-officer directors is independent. The independent directors are:

Alan L. Boeckmann	Carlos Ruiz
James G. Brocksmith Jr.	William C. Rusnack
Wilford D. Godbold Jr.	William P. Rutledge
William D. Jones	Lynn Schenk
William G. Ouchi	Luis M. Téllez

Director Share Ownership Guidelines

The board has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer and is expected to be attained within five years of becoming a director. For these purposes, share ownership includes phantom shares into which compensation has been deferred and the vested portion of certain in-the-money stock options, as well as shares owned directly. All of our non-employee directors meet or exceed the guideline. For information regarding executive officer share ownership requirements, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Board and Committee Meetings; Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as immediate opportunities and issues facing the company. At least once a year, the board also reviews management’s long-term strategic and financial plans.

The Chairman of the Board establishes the agenda for each board meeting. Committee agendas are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

An executive session of independent board members is held at each regularly scheduled board meeting, and any director may call for an executive session at any special meeting. Executive sessions are presided over by the Lead Director. During 2011, the board held six executive sessions.

During 2011, the board held nine meetings and committees of the board held 21 meetings. Directors, on an aggregate basis, attended over 97% of the combined number of these meetings. Each director attended at least 85% of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages all nominees for election as directors to attend the Annual Meeting of Shareholders. Last year, all of the nominees for election at the 2011 Annual Meeting attended the meeting.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees. In addition, each committee, other than the Executive Committee, conducts an annual self-evaluation.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Risk Oversight

Our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management. The board reviews and oversees strategic, financial and operating plans that are intended to provide sustainable long-term growth with moderate risk. Each of our business units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through reports provided both directly to the board and to appropriate board committees.

The board and its committees mitigate risk through policies that include:

•	Leverage limitations.

•	Obtaining prior regulatory review and approval of substantial utility investments.

•

Non-utility investment policies, including requirements for substantial third party pre-construction contractual commitments to purchase the capacity or output of major non-utility construction projects.

•	Employee compensation that encourages and rewards sustainable moderate-risk growth.

We also have substantial investments in non-subsidiary companies engaged in interstate natural gas pipeline, electric generation and non-United States utility, natural gas pipeline and propane system operations. Although we have representation on the boards of these companies, we do not operate or control them and we have limited influence over their businesses and management. However, the risks inherent in these operations are similar to those of our subsidiaries and are reviewed and monitored by the boards of these companies and reported to and reviewed by our board.

Succession Planning and Management Development

Our Compensation Committee regularly evaluates succession planning issues and annually reports to the Board of Directors on succession planning, including policies and principles for executive officer selection. The company has a strong succession planning and leadership development program as evidenced by the promotions in 2011 of three internal candidates to the positions of Chief Executive Officer, President, and Chief Financial Officer.

Review of Related Person Transactions

Securities and Exchange Commission rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review any such “related person transaction” before we enter into the transaction. There have been no transactions or proposed transactions requiring review during 2011 or 2012 through the date of the mailing of this Proxy Statement.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors also attend third-party offered education courses and participate in the National Association of Corporate Directors, of which the company is also a member.

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our independent registered public accounting firm, and to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not stand for election after attaining the age of 75.

Board Committees

Audit Committee

James G. Brocksmith Jr., Chair

Wilford D. Godbold Jr.

William D. Jones

Carlos Ruiz

Lynn Schenk

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William G. Ouchi

William P. Rutledge

Luis M. Téllez

Corporate Governance Committee

William G. Ouchi, Chair

Alan L. Boeckmann

James G. Brocksmith Jr.

William C. Rusnack

Luis M. Téllez

Environmental and Technology Committee

William P. Rutledge, Chair

Wilford D. Godbold Jr.

William D. Jones

Carlos Ruiz

Lynn Schenk

Executive Committee

Debra L. Reed, Chair

James G. Brocksmith Jr.

William G. Ouchi

William C. Rusnack

William P. Rutledge

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm, which reports directly to the committee. The committee prepares the report reprinted under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The board has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

During 2011, the Audit Committee held seven meetings.

Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies and oversees our executive compensation program. The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman and the Chief Executive Officer.

•

Evaluating our Executive Chairman’s and the Chief Executive Officer’s performance in light of those goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his or her compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based compensation plans.

•	Preparing the report reprinted under the caption “Compensation Committee Report.”

•	Evaluating and overseeing risk in our compensation programs.

•	Reporting to the board annually on succession planning.

During 2011, the Compensation Committee held six meetings.

For additional information regarding the Compensation Committee’s principles, policies and practices, please see the discussion under “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is composed entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

•	Overseeing the evaluation of the board and its individual directors.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, and develops and maintains a pool of qualified director candidates. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to board diversity. It solicits the names of director candidates from a variety of sources, including search firms advised of these policies, and also considers candidates submitted by shareholders. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations of nominees for election as directors at the next Annual Meeting.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that substantially all directors (other than current or former company officers) should be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board.

The committee in recommending nominees for election as directors at the 2012 Annual Meeting and the board in approving the nominees considered the individual experience, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view to constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Mr. Rutledge and Dr. Ouchi, the committee and the board also considered that in 2010 they were directors of FirstFed Financial Corp. and during 2009 and prior years they also served as directors of FirstFed’s subsidiary First Federal Bank of California. In January 2009, First Federal Bank consented to an order by the Office of Thrift Supervision that First Federal Bank and its directors and employees cease and desist engaging in unsafe or unsound banking practices. In December 2009, First Federal Bank was closed by the Office of Thrift Supervision and in January 2010, FirstFed Financial filed for liquidation under the Bankruptcy Code. The committee and the board concluded that these events do not reflect upon the integrity of Mr. Rutledge or Dr. Ouchi or, in view of the national and international financial crisis that resulted in the insolvency of numerous financial institutions, their ability and qualifications to serve on our board.

During 2011, the Corporate Governance Committee held four meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of the Committee during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The committee did not meet during 2011.

Environmental and Technology Committee

Our Environmental and Technology Committee is responsible for:

•	Reviewing environmental regulations and developments at global, national, regional and local levels, and evaluating ways to address them as part of the company’s business strategy and operations.

•	Reviewing and evaluating technology developments and related issues that advance the company’s overall business strategy.

During 2011, the Environmental and Technology Committee held four meetings.

Communications with the Board

Shareholders and interested parties who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the attention of our Corporate Secretary. All communications regarding executive compensation will be relayed on to the chair of the Compensation Committee, William C. Rusnack, for appropriate evaluation and consideration.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Director Compensation

Summary

Our director compensation program is summarized in the table below:

Director Compensation Program
Retainer
Annual Base Retainer	$50,000
Lead Director Retainer	$15,000
Audit Chair Retainer	$20,000
Other Committee Chair Retainer	$10,000
Meeting Fees
Board Meetings	$2,000
Audit Committee Meetings	$2,000
Other Committee Meetings	$1,500
Equity
Deferred Equity	$50,000
Annual Equity Grant	$60,000
Initial Equity Grant for New Director*	$180,000

*	Vests in installments of one-third over three years.

Retainer and Meeting Fees

Directors who are not employees of Sempra Energy receive an annual base retainer of $50,000. The Chair of the Audit Committee receives an additional $20,000; the chairs of other board committees receive an additional $10,000; and the Lead Director receives an additional $15,000.

Non-employee directors also receive meeting fees of $2,000 for each board meeting attended and $1,500 for each board committee meeting attended ($2,000 in the case of the Audit Committee) of which they were members.

Directors may elect to receive their retainer and meeting fees in shares of our common stock or to defer them into an interest-bearing account, phantom investment funds or phantom shares of our common stock.

Equity

Each quarter, non-employee directors are credited with a number of phantom shares of our common stock having a market value of $12,500. Upon the director’s retirement, the current market value of the shares credited to the director’s account (together with reinvested dividend equivalents) is paid to the director in cash.

Directors also receive grants of restricted stock units or phantom shares of our common stock, which are subject to the vesting requirements described below.

Upon first becoming a director, each non-employee director receives a number of restricted stock units or phantom shares having a market value of $180,000 and vesting in equal annual installments of one-third of the original grant (together with related reinvested dividend equivalents) on each of the first three anniversaries of the grant date.

Thereafter at each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director will receive an additional number of restricted stock units or phantom shares having a market value of $60,000 and vesting on the date of the next annual meeting.

Unvested shares are forfeited if the director’s service on the board terminates for any reason other than death, disability or removal without cause. In those events, all unvested shares would immediately vest.

Director Compensation Table

We summarize the 2011 compensation of our non-employee directors below.

2011 Director Compensation	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total

Alan L. Boeckmann (A)	$68,833	$225,833	—	—	$294,666
James G. Brocksmith Jr.	$108,000	$110,000	—	—	$218,000
Wilford D. Godbold Jr.	$88,000	$110,000	$36,711	$16,250	$250,961
William D. Jones	$84,500	$110,000	$29,338	$9,354	$233,192
William G. Ouchi	$93,000	$110,000	$10,961	$20,000	$233,961
Carlos Ruiz	$88,000	$110,000	—	—	$198,000
William C. Rusnack	$108,000	$110,000	$12,450	$20,000	$250,450
William P. Rutledge	$93,000	$110,000	—	$20,000	$223,000
Lynn Schenk	$88,000	$110,000	—	$19,900	$217,900
Luis Téllez	$79,000	$50,000	—	—	$129,000

(A)	Mr. Boeckmann became a director on February 17, 2011.

(B)	Represents equity grants of restricted stock units and phantom shares of our common stock that are valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column represent the number of shares subject to awards multiplied by the grant date price of Sempra Energy’s common stock. The restricted stock units granted to Mr. Brocksmith will be settled in shares of Sempra Energy common stock upon vesting. The restricted stock units granted to Mr. Ruiz will be settled in cash upon vesting.

2011 Director Equity Grants		Equity Grant
	Mandatory Deferred Equity	Phantom Shares	Restricted Stock Units	Total

Alan L. Boeckmann	$45,833	$180,000	—	$225,833
James G. Brocksmith Jr.	$50,000	—	$60,000	$110,000
Wilford D. Godbold Jr.	$50,000	$60,000	—	$110,000
William D. Jones	$50,000	$60,000	—	$110,000
William G. Ouchi	$50,000	$60,000	—	$110,000
Carlos Ruiz	$50,000	—	$60,000	$110,000
William C. Rusnack	$50,000	$60,000	—	$110,000
William P. Rutledge	$50,000	$60,000	—	$110,000
Lynn Schenk	$50,000	$60,000	—	$110,000
Luis Téllez	$50,000	—	—	$50,000

In 2011, all long-term incentive compensation was delivered through phantom shares and restricted stock units, and no stock options were granted. The following table summarizes the number of stock options, phantom shares and restricted stock units outstanding for each director at December 31, 2011:

Director Equity Balances as of December 31, 2011	Phantom Shares	Restricted Stock Units	Stock Options	Total

Alan L. Boeckmann	4,721	—	—	4,721
James G. Brocksmith Jr.	17,902	1,119	35,000	54,021
Wilford D. Godbold Jr.	20,530	—	35,000	55,530
William D. Jones	15,894	—	25,000	40,894
William G. Ouchi	14,038	—	35,000	49,038
Carlos Ruiz	4,907	1,119	20,000	26,026
William C. Rusnack	15,267	—	35,000	50,267
William P. Rutledge	14,128	—	35,000	49,128
Lynn Schenk	6,559	—	20,000	26,559
Luis Téllez	1,285	2,338	—	3,623

(C)	Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation. The 2011 amounts are:

2011 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total

Alan L. Boeckmann	$—	$—	$—
James G. Brocksmith Jr.	$—	$—	$—
Wilford D. Godbold Jr.	$11,361	$25,350	$36,711
William D. Jones	$28,494	$844	$29,338
William G. Ouchi	$10,961	$—	$10,961
Carlos Ruiz	$—	$—	$—
William C. Rusnack	$—	$12,450	$12,450
William P. Rutledge	$—	$—	$—
Lynn Schenk	$—	$—	$—
Luis Téllez	$—	$—	$—

Only Messrs. Godbold and Jones and Dr. Ouchi are entitled to receive pension benefits and all have attained maximum years of service credit. The annual benefit is the sum of the annual director retainer and ten times the board meeting fee at the date the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies plus up to ten years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit.

(D)	Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $20,000 for each director.

Directors who are also employees of the company (Donald E. Felsinger, Executive Chairman, and Debra L. Reed, Chief Executive Officer) are not additionally compensated for their services as directors. Their compensation is summarized in the Summary Compensation Table appearing under “Executive Compensation — Compensation Tables.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of the five directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee also has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche has also discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States and that management has maintained an effective system of internal controls. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee
James G. Brocksmith Jr., Chair Wilford D. Godbold Jr. William D. Jones Carlos Ruiz Lynn Schenk

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at March 13, 2012 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total approximately 1.0% of our outstanding shares. No individual director or executive officer beneficially owns more than 1.0% of our outstanding shares. In calculating these percentages, shares under the heading “Phantom Shares and Cash Settled Awards” are not included because these shares cannot be voted and may only be settled for cash.

Share Ownership	Current Beneficial Holdings (B)	Shares Subject to Exercisable Options (C)	Phantom Shares and Cash-Settled Awards (D)	Total

Alan L. Boeckmann	—	—	2,787	2,787
James G. Brocksmith Jr.	1,354	35,000	18,277	54,631
Javade Chaudhri	45,793	86,375	4,027	136,195
Donald E. Felsinger	286,590	681,575	109,057	1,077,222
Wilford D. Godbold Jr.	3,006	35,000	20,927	58,933
Joseph A. Householder	37,800	57,675	4,239	99,714
William D. Jones	3,797	25,000	16,275	45,072
William G. Ouchi	17,124	25,000	14,380	56,504
Debra L. Reed	78,947	134,800	28,730	242,477
G. Joyce Rowland	15,784	76,500	4,058	96,342
Carlos Ruiz	—	20,000	6,290	26,290
William C. Rusnack	4,529	20,000	15,620	40,149
William P. Rutledge	4,045	35,000	14,471	53,516
Lynn Schenk	2,000	20,000	6,837	28,837
Neal E. Schmale (A)	167,983	237,375	33,216	438,574
Mark A. Snell	80,108	154,800	5,934	240,842
Luis M. Téllez	—	—	1,518	1,518
Directors and Executive Officers as a Group (17 persons)	748,860	1,644,100	306,643	2,699,603

(A)	Mr. Schmale retired as both an officer and a director effective November 1, 2011.

(B)	Includes unvested shares of restricted stock that may be voted but are not transferable until they vest. These total 5,467 shares for Mr. Snell, 5,467 for Mr. Householder, and 10,934 shares for all directors and executive officers as a group. Also includes unvested restricted stock units that are convertible into our common stock and that vest within 60 days. These total 1,119 unvested restricted stock units for Mr. Brocksmith.

(C)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(D)	The phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash. They are either fully vested or will vest within 60 days. The cash-settled awards are unvested restricted stock units that will vest within 60 days. These total 1,119 unvested restricted stock units for Mr. Ruiz.

Sempra Energy has approximately 230,000 shareholders.

There are three persons known to us to own beneficially more than 5.0% of our outstanding shares: BlackRock, Inc., 40 East 52nd Street, New York, New York; Franklin Resources, Inc., One Franklin Parkway, San Mateo, California; and State Street Corporation, One Lincoln Street, Boston, Massachusetts. BlackRock has reported that at December 30, 2011, it and related entities beneficially owned 16,591,184 shares for which they had sole voting and dispositive power, representing approximately 6.9% of our outstanding shares. Franklin Resources has reported that at December 31, 2011, it and related entities beneficially owned 13,749,243 shares for which they had sole voting power over 13,644,033 shares and sole dispositive power over 13,749,243 shares, representing approximately 5.7% of our outstanding shares. State Street has reported that at December 31, 2011, it and related entities beneficially owned 12,278,835 shares for which they shared voting and dispositive power, representing approximately 5.1% of our outstanding shares.

Our employee savings and stock ownership plans hold 16,038,884 shares of our common stock (approximately 6.7% of our outstanding shares) for the benefit of employees.

For information regarding share ownership guidelines applicable to our directors and officers, please see “Corporate Governance — Board of Directors — Director Share Ownership Guidelines” and “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2011, except for one Form 4 reporting one transaction that was filed one day late by Mr. Chaudhri.

PROPOSALS TO BE VOTED ON

BOARD OF DIRECTORS PROPOSALS

Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each of Proposals 1, 2 and 3.

Proposal 1: Election of Directors

Directors are elected at each Annual Meeting for terms expiring at the next Annual Meeting.

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following twelve individuals, all of whom currently are directors, for election as directors:

Alan L. Boeckmann

James G. Brocksmith Jr.

Donald E. Felsinger

Wilford D. Godbold Jr.

William D. Jones

William G. Ouchi

Debra L. Reed

Carlos Ruiz

William C. Rusnack

William P. Rutledge

Lynn Schenk

Luis M. Téllez

Properly executed proxies will be voted for these twelve nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors.

We have not received notice of any additional candidates to be nominated for election as directors at the 2012 Annual Meeting and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, and the “FOR” votes must also represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy in the board may be filled by the remaining directors.

The board has determined that each non-officer nominee is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance — Board of Directors — Director Independence.”

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth below. The year shown as election as a director is the year that the director was first elected as a director of Sempra Energy or a predecessor corporation. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH

OF ITS NOMINEES FOR ELECTION TO THE BOARD

Alan L. Boeckmann, 63, has been a director since February 2011. In February 2012, he retired as the Non-Executive Chairman of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. Mr. Boeckmann currently is a director of Archer-Daniels-Midland Company and a director and Chairman of the Board of the Hearing and Speech Foundation, a non-profit charitable services group. Mr. Boeckmann is also a former director of Fluor Corporation, BHP Billiton, Burlington Northern Santa Fe Corporation and the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board.

James G. Brocksmith Jr., 71, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. Mr. Brocksmith is a director of AAR Corp. and a former director of Alberto-Culver Company and Nationwide Financial Services, Inc.

Mr. Brocksmith’s extensive experience with public accounting issues and knowledge of corporate accounting, tax and compliance practices are important for us in his role as chair of the Audit Committee. His financial expertise provides a resource that is helpful to our board given the increasingly complex financial environment in which we operate.

Donald E. Felsinger, 64, has been a director since 2004. He is Executive Chairman of the Board of Directors, a position he has held since June 2011. From 2006 to June 2011, he was Chairman and Chief Executive Officer of the company. From 2004 through 2005, Mr. Felsinger was President and Chief Operating Officer of the company, and from 1998 to 2004, he was Group President and Chief Executive Officer of Sempra Global.

Prior to the merger that formed Sempra Energy, he served as President and Chief Operating Officer of Enova Corporation, the parent company of San Diego Gas & Electric Company (“SDG&E”). Prior positions included President and Chief Executive Officer of SDG&E, Executive Vice President of Enova Corporation and Executive Vice President of SDG&E. Mr. Felsinger is also a director of Archer-Daniels-Midland Company, Northrop Grumman Corporation, The Committee Encouraging Corporate Philanthropy and the United States-Mexico Chamber of Commerce.

Mr. Felsinger, in his current position as our Executive Chairman, oversees the functioning of the board and shareholder governance. He has been an employee of our company and its subsidiaries for over 30 years and has held senior executive positions with SDG&E and Sempra Global. This extensive background within our primary businesses, coupled with his reputation as one of the country’s most seasoned energy industry leaders, makes Mr. Felsinger’s contributions to our board invaluable.

Wilford D. Godbold Jr., 73, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. Mr. Godbold is a director emeritus of The Cancer Support Community (formerly The Wellness Community), a former director of Learning Tree International, Inc. and K-2 Inc., a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Mr. Godbold’s many years as a public company chief executive officer, combined with his lengthy service as a corporate and securities partner with the law firm of Gibson, Dunn & Crutcher LLP, give him insight into the effect of laws and regulations on our businesses. This combination of legal and executive experience makes him a highly qualified and valuable member of our board. Mr. Godbold’s varied experience with public, private and non-profit boards provides unique perspective to the board.

William D. Jones, 56, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation, a real estate investment, development and management firm, and City Scene Management Company. From 1989 to

1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of the Federal Reserve Bank of San Francisco, certain funds under management by Capital Research and Management Company and the San Diego Padres baseball club. He is also a trustee of the Francis Parker School and a member of the Corporate Directors Forum. Mr. Jones is a former director of The Price Real Estate Investment Trust and Southwest Water Company, and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Mr. Jones’s background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which requires extensive amounts of land and an understanding of the construction and real estate industries. His expertise in these areas makes him a vital member of our board.

William G. Ouchi, Ph.D., 68, has been a director since 1998. He is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Professor Ouchi is the lead director of AECOM Technology Corporation and a former director of FirstFed Financial Corp. He is a director of the Alliance for College Ready Public Schools, the California Heart Center Foundation, the Japanese American National Museum and the Conrad N. Hilton Foundation.

Professor Ouchi is a renowned academic and an expert in corporate management and organization. He is a best-selling author and has published numerous books on promoting effective corporate management. Professor Ouchi’s academic background and practical knowledge of national and state public institutions, and his understanding of corporate governance in both theory and practice, make him a valuable member of our board.

Debra L. Reed, 55, has been a director and the Chief Executive Officer of the company since June 2011. Prior to assuming her current role, Ms. Reed served as an Executive Vice President of the company. From 2006 to 2010, she was President and Chief Executive Officer of SDG&E and Southern California Gas Company (“SoCalGas”), Sempra Energy’s California regulated utilities. From 2004 to 2006, Ms. Reed was President and Chief Operating Officer of SDG&E and SoCalGas and before that she was President of SDG&E and Chief

Financial Officer of both companies. Ms. Reed serves as the Chair of the Board of Directors of the San Diego Regional Economic Development Corporation and on the Board of Directors of Halliburton Company. She also is a member of The Trusteeship, an affiliate of the International Women’s Forum. Ms. Reed is a former director of Genentech, Inc., Dominguez Services Corp. and Avery Dennison Corporation. She also has served as a member of the University of Southern California Board of Councilors and the advisory councils of UCSD’s Jacobs School of Engineering and the Precourt Energy Efficiency Center at Stanford.

Ms. Reed, in her current position as our Chief Executive Officer, oversees the management of all aspects of our business. She brings decades of service to our company and its subsidiaries and has benefitted from years of hands-on experience with utility and energy infrastructure operations. That experience, coupled with current and prior service as a board member of other large publicly traded companies, brings a multifaceted perspective and in-depth industry understanding to the board.

Carlos Ruiz, 62, has been a director since 2007. He is a partner of Proyectos Estratégicos Integrales S.A., a Mexican developing and financing company that provides comprehensive financial advisory and investment banking services to the private and public sectors, mainly in energy, infrastructure, transportation and communications. Mr. Ruiz is also a director of Southern Copper Corporation, an integrated copper producer in Peru and Mexico; Banco Ve por Más, S.A., a Mexican bank; OHL Concesiones México S.A. de C.V., an investor, operator and developer of infrastructure projects; Constructora y Perforadora Latina S.A. de C.V., a Mexican geothermal exploration and drilling company; and Administradora Mexiquense del Aeropuerto International de Toluca S.A. de C.V., an airport in Tolucam, Mexico. He is a former director of ASARCO LLC, an integrated copper producer in the United States. Mr. Ruiz has served as Mexico’s Secretary of Communications and Transportation and was general director of PEMEX, Mexico’s national oil company.

Mr. Ruiz’s broad business and financial experience in a range of businesses and his extensive knowledge of Mexico’s regulatory and energy sectors provide valuable insight to our board as we develop and operate natural gas and renewable energy generation projects in Mexico.

William C. Rusnack, 67, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor Inc., an independent oil refiner, from 1998 to 2002. Prior to 1998, Mr. Rusnack was an executive of Atlantic Richfield Company, an integrated petroleum company. He is also a director of

Flowserve Corporation, Peabody Energy Corporation, and Solutia Inc. Mr. Rusnack is a member of the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

Mr. Rusnack brings a deep understanding of the energy industry to our board. He spent 31 years at Atlantic Richfield Company, many of which he worked in a senior leadership capacity. Mr. Rusnack also offers knowledge and insight gained as a senior executive with the oil refinery company Premcor. This specialized energy industry experience, along with his deep understanding of effective executive management development, makes him a valuable member of our board.

William P. Rutledge, 70, has been a director since 2001. He is the Chief Executive Officer of AquaNano, LLC, a water treatment company. Mr. Rutledge was Chairman of CPI International, Inc. (formerly Communications and Power Industries), a communications company, from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne, a diversified manufacturing company. Prior to 1997 he was Chairman and Chief Executive Officer of Teledyne, Inc., an industrial conglomerate. Mr. Rutledge is a director of AECOM Technology Corporation. He is a trustee emeritus of Lafayette College, a trustee of St. John’s Health Center Foundation and The National World War II Museum, and a director of the John Wayne Cancer Institute and the Los Angeles World Affairs Council. Mr. Rutledge is a former director of FirstFed Financial Corp., CPI International, Inc. and Computer Sciences Corporation.

Mr. Rutledge has extensive board and senior management experience. He serves and has served on numerous public company boards and has significant experience in the role of chief executive officer for multiple companies. In addition to his management expertise, Mr. Rutledge brings to our board a strong understanding of technological advances and nascent technology-based business models and their impacts on our business.

Lynn Schenk, 67, has been a director since 2008. She is an attorney in private practice. She served as Chief of Staff to the Governor of California from 1999 to 2003 and was elected to the U.S. House of Representatives representing San Diego, California, from 1993 to 1995, serving on the House Energy and Commerce Committee. From 1978 to 1983, Ms. Schenk served as the Deputy and then Secretary of California’s Business, Transportation and Housing Agency; prior to that she was on the in-house counsel staff of SDG&E. She is a director of Biogen Idec Inc., where she chairs the Corporate Governance and Nominating Committee, a trustee of The Scripps Research Institute serving on the Executive Committee, a member and Vice Chair of the California High Speed Rail Authority and a member of the University of San Diego School of Law, Board of Visitors.

Ms. Schenk has an extensive history of government and public service and an in-depth knowledge of the inner workings of federal and state governmental processes. Along with her extensive experience in government, Ms. Schenk’s legal background within our business sector has equipped her with the tools to help our board identify and manage risk. She has also served on the boards of a number of publicly listed companies. This combination enables Ms. Schenk to provide our board with unique perspective on matters pertaining to California’s complex government and regulatory environment.

Luis M. Téllez, Ph.D. (MIT, 1986), 53, has been a director since 2010. He is the Chairman of the Board of Directors and Chief Executive Officer of the Mexican Stock Exchange (Bolsa Mexicana de Valores). Dr. Téllez served as Mexico’s Secretary of Communications and Transportation from 2006 to 2009. He is also a director of Grupo Embotelladoras Unidas, S.A.B. de C.V., a holding company principally engaged in the beverage industry. Dr. Téllez is a member of the Board of Counselors of McLarty Associates, a director of the Mexican Council of Foreign Affairs, a member of the Trilateral Commission, and a Trustee of Bioversity International. He is a former director of Grupo México S.A. de C.V.; Global Industries Ltd.; FEMSA (Fomento Economico Mexicano S.A.B. de C.V.); DESC, S.A. de C.V.; The Federal Electricity Commission (La Comisión Federal de Electricidad); and Grupo Azucarero México, S.A.B. de C.V. Dr. Téllez has also served as Mexico’s Secretary of Energy, Chief of Staff to the President, and Deputy Secretary of Agriculture. He was a managing director of the investment firm, The Carlyle Group, and Chief Executive Officer of DESC, one of Mexico’s largest industrial companies. Dr. Téllez also served as a director of Sempra Energy from June 2006 until November 2006. He resigned as a director of Sempra Energy because of his appointment as Mexico’s Secretary of Communications and Transportation.

Dr. Téllez’s extensive experience and knowledge of transnational business activities, international energy markets and the Mexican regulatory and financial sectors makes him a valuable addition to the board, particularly as we develop and operate international energy projects.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2012. Representatives of Deloitte & Touche are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2010 and 2011.

	2010		2011

	Fees	% of Total	Fees	% of Total

Audit Fees*
Sempra Energy Consolidated Financial Statements and Internal Control Audits, Subsidiary and Statutory Audits	$6,743,000		$8,545,000
Regulatory Filings and Related Services	84,000		147,000

Total Audit Fees	6,827,000	87%	8,692,000	86%

Audit-Related Fees
Employee Benefit Plan Audits	441,000		441,000
Accounting Consultation	365,000		363,000

Total Audit-Related Fees	806,000	10%	804,000	8%

Tax Fees
Tax Planning and Compliance	207,000		474,000
Other Tax Services	42,000		—

Total Tax Fees	249,000	3%	474,000	5%

All Other Fees	13,000	0%	160,000	1%

Total Fees	$7,895,000		$10,130,000

*	Of the services under the heading “Audit Fees”, 0.51% were approved by the Audit Committee following the commencement of such services as permitted by Securities and Exchange Commission rules.

The Audit Committee is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm. Except where pre-approval is not required by Securities and Exchange Commission rules, the committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

We are asking our shareholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2012. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and a voting at the Annual Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” PROPOSAL 2

Proposal 3: Advisory Approval of our Executive Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our compensation program.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, motivate, and retain key employees, including our named executive officers, while promoting strong, sustainable long-term performance. Our compensation philosophy emphasizes:

•	Pay-for-performance.

•	Aligning pay with short-term and long-term company performance.

•	Performance-based incentives aligned with value creation for shareholders.

•	Balance between short-term and long-term incentives.

•	More pay tied to performance at higher levels of responsibility.

Elements of our pay program that demonstrate our pay-for-performance philosophy include:

•	Over eighty percent of our CEO’s target pay is performance-based.

•	Performance measures in our short-term and long-term incentive plans are directly linked to the company’s financial performance and shareholder returns.

•	One hundred percent of short-term and long-term incentive compensation is performance-based.

•	Long-term incentive compensation is delivered through performance-based restricted stock units with a performance measure tied to four-year relative cumulative total shareholder return.

Company Performance

Company performance is the key indicator of whether our programs are effective. We use earnings as the primary measure of company performance in our annual incentive plans. In contrast, total return to shareholders is the key measure for long-term performance.

2011 Performance

Our 2011 financial performance was strong. We achieved $4.471 in adjusted diluted earnings per share, which exceeded our 2011 adjusted earnings per share guidance range. These adjusted amounts excluded a gain of $277 million, or $1.15 per diluted share, on the acquisition-related remeasurement of South American investments.

All of our business units performed well in 2011. Our GAAP earnings increased by 84 percent from 2010 to 2011.

We also achieved several goals that are key to our future financial performance, including:

•	Transition of key leadership positions with strong internal candidates, including CEO, President and CFO.

•	Acquisition of controlling interests in two South American utilities, Chilquinta Energía S.A. in Chile and Luz del Sur S.A.A. in Peru.

•	Completion of SDG&E’s Smart Meter program on time and on budget.

•	Achievement of significant milestones on the Sunrise Powerlink. Project is on track for completion in 2012.

•	Placement into service of 167 megawatts of renewable energy projects at Sempra Generation.

Long-term Performance

We have consistently delivered strong financial and operating performance.

•	Since the creation of Sempra Energy in 1998, our adjusted earnings have grown from $294 million to $1,080 million[1].

•	Over the past ten years, our earnings have increased by an average of 7.6 percent per year[2].

•	Our total shareholder return has consistently exceeded the S&P 500 Index.

•	Our ten-year cumulative total shareholder return is more than double the S&P 500 Utilities Index.

[1]	On a basis computed in accordance with generally accepted accounting principles in the United States (GAAP), earnings were $1,357 million and diluted earnings per share was $5.62.
[2]	Compound annual growth rate from 2001 to 2011 of 7.6 percent excludes 2011 remeasurement gain. On a GAAP basis, the ten-year compound annual growth rate is 10.1 percent.

•	In the past two years, we have replaced earnings from prior Sempra Commodities operations with growth in earnings from our regulated and contracted infrastructure businesses.

•	We expect continued earnings growth.

Over the past five years, our earnings, excluding Sempra Commodities and the 2011 remeasurement gain, have grown from $600 million to $1,080 million. (For a reconciliation of Sempra Energy’s adjusted earnings and adjusted earnings per share excluding Sempra Commodities and the remeasurement gain to Sempra Energy’s earnings and earnings per share calculated in accordance with GAAP, please see Appendix A to this proxy statement.)

Delivering Long-Term Value to Shareholders

Our stock has provided investors with solid long-term returns. The company’s total return to shareholders has consistently exceeded the S&P 500 over both the short-term and long-term. Over a ten-year period, Sempra Energy’s cumulative total shareholder return is more than double the S&P 500 Utilities Index.

Future Growth

We expect to deliver balanced, stable growth through our utilities and integrated energy infrastructure businesses:

•	Over 75 percent of our earnings are expected to come from regulated domestic and international utilities.

•

Our energy infrastructure businesses are focused on the import, transfer and storage of natural gas and renewable energy generation. Revenues for these businesses are largely tied to long-term contracts.

•

We have re-aligned our three infrastructure businesses, Sempra Generation, Sempra Pipelines & Storage, and Sempra LNG, into two new operating units called Sempra International and Sempra U.S. Gas & Power. We will move from multiple assets and geographies, into integrated and disciplined growth platforms that will drive performance.

•	We will execute on investments to deliver returns under a wide range of energy price scenarios, focusing on assets that integrate and provide collective value to our shareholders.

•	We have executed an orderly transition of our leadership team. This was made possible by our board’s focus on a strong succession planning and leadership development program.

Key Leadership Moves in 2011

Among the most significant responsibilities of a Board and company leadership are effective development and succession planning and execution for key positions. During 2011, and in anticipation of planned retirements, three highly qualified internal candidates were selected to fill key leadership roles.

As discussed in the Leadership Structure section of this Proxy, Debra Reed became Chief Executive Officer on

June 27, 2011 replacing Don Felsinger who will serve as Executive Chairman of the Board until his planned retirement in 2012. Ms. Reed is a 34-year employee of the Sempra family of companies with an outstanding career including extensive industry experience and public board service.

On October 1, 2011, with Neal Schmale’s planned retirement, Mark Snell, our Executive Vice President and Chief Financial Officer, became President. Joe Householder, then Senior Vice President, Controller and Chief Accounting Officer, replaced Mr. Snell as Executive Vice President and Chief Financial Officer.

Compensation Considerations Associated with the CEO and Other Leadership Changes

The existence and readiness of these highly sought after, talented internal candidates illustrate our commitment to selection, management development, and succession planning. This commitment has allowed us to retain top executive talent while avoiding some of the costs associated with high level transitions. These costs often include search fees and expenses, relocation reimbursements, “make whole” compensation to replace compensation opportunities forfeited by an executive who leaves another employer, and sign-on bonuses.

The executives who were promoted into new roles received promotional compensation adjustments commensurate with their new responsibilities. The Compensation Committee considered relevant market data provided by its independent consultant for each of the new officers, and set pay levels consistent with our compensation philosophy.

Promotional long-term incentive grants are performance-based and vesting is subject to a four-year relative total shareholder return performance measure. In keeping with our policy, the new or amended severance pay agreements for these officers did not include change in control tax gross-up provisions.

Compensation Discussion and Analysis

Additional information on our pay program is provided in the Compensation Discussion and Analysis section of this proxy statement.

Recommendation

For the above reasons, we are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Even though this say-on-pay vote is advisory and will not be binding on the company, the Compensation Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” PROPOSAL 3

SHAREHOLDER PROPOSALS

The following two proposals have been submitted by shareholders and are included in this proxy statement in accordance with the Securities and Exchange Commission’s Shareholder Proposal Rule. They are presented as submitted by the shareholder proponents, whose names and addresses will be provided promptly to any shareholder who orally or in writing requests that information from our Corporate Secretary.

Each proposal will be voted on at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, a proposal must receive votes “FOR” the proposal constituting a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” EACH OF THE SHAREHOLDER PROPOSALS

Proposal 4: Shareholder Proposal Regarding Independent Board Chairman

The Proposal

4 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at four major U.S. companies in 2011. James McRitchie and Kenneth Steiner have sponsored proposals on this topic which received significant votes.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said Sempra had executive pay concerns. Our executive pay committee had the discretion to subjectively adjust the annual executive bonus and this can undermine the effectiveness of incentive pay for executives. In addition, market-priced stock options that simply vest over time were given annually. Market-priced stock options may provide rewards due to a rising market alone, regardless of an executive’s performance. Finally, our CEO was potentially entitled to $34 million if there was a change in control.

William Ouchi and William Rutledge were marked as “Flagged (Problem) Directors” by The Corporate Library due to their FirstFed Financial Corp. directorships leading up to FirstFed’s 2010 bankruptcy. Directors Ouchi and Rutledge were allowed to continue to make up 40% of our executive pay committee. Director Ouchi was also 25% of our nomination committee.

Another 40% of our executive pay committee was made up of directors who received our highest negative votes, Luis Téllez Kuenzler and William Rusnack. Directors Kuenzler and Rusnack were also 40% of our nomination committee. Furthermore Mr. Rusnack was allowed to continue as our Lead Director.

Wilford Godbold, age 72 and with 2l-years long-tenure was on our Audit Committee along with William Jones, who had 17-years long-tenure. Long-tenured directors can form relationships that compromise their independence and therefore hinder their ability to provide effective oversight.

We also had 3 inside directors — independence concern. Plus Mr. Rusnack (another mention) and Alan Boeckmann, further burdened with two Sempra board committee seats, were on 4 boards — overextension concern.

An independent Chairman policy can improve investor confidence in Sempra and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman — Yes on 4.

The Board of Directors Position

The Board of Directors recommends a vote AGAINST this proposal because the board believes that the company is best served by retaining its flexibility to determine on a case-by-case basis whether the Chief Executive Officer or an independent director should serve as Chairman of the Board. As described below, during those periods in which the Chairman of the Board is not independent, an independent Lead Director is appointed.

The board has adopted a number of governance practices that promote the independence of the board and the independent oversight of management. Ten out of 12 members of the board are independent directors and the Audit Committee, Corporate Governance Committee and the Compensation Committee consist solely of independent directors. Our independent directors meet in executive sessions, which the Lead Director chairs, after every in-person meeting. Our independent directors sitting on the Audit Committee, Corporate Governance Committee and Compensation Committee also routinely meet in executive sessions. Both our Chairman’s and Chief Executive Officer’s performance is evaluated annually by the Corporate Governance Committee and the Compensation Committee which, as previously stated, are composed entirely of independent directors.

In addition, many of the functions performed by an independent chairman are already performed by our Lead Director. As provided in our Governance Guidelines, during periods in which we do not have an independent chairman, the Lead Director performs the following functions:

•

organizes, convenes and presides over executive sessions of the independent directors and promptly communicates approved messages and directives to the Chairman of the Board and the Chief Executive Officer.

•	presides at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•	collects and communicates to the Chairman of the Board and also to the Chief Executive Officer the views and recommendations of the independent directors, relating to his or her performance, other than with respect to the annual performance review.

•	performs such other duties and responsibilities as may be assigned from time-to-time by the independent directors.

William C. Rusnack currently serves as our Lead Director.

In anticipation of Donald E. Felsinger’s planned retirement in 2012 and after an extended period of deliberation, the Board of Directors determined that the company and its shareholders currently are best served by having Donald E. Felsinger serve as the Executive Chairman of the Board and Debra L. Reed serve as Chief Executive Officer. The current structure allows our Chief Executive Officer to concentrate on overseeing the management of our business. The Chairman of the Board serves as the primary bridge between the board and the operating organization, oversees the functioning of the board and corporate governance and provides guidance and mentorship to the company’s new executive leadership team. The board believes that this arrangement will ensure continuity and stability during a time of leadership transition.

The Board of Directors believes that it is in the best interests of shareholders for the board to retain the flexibility to determine on a case-by-case basis whether the Chairman of the Board should be an independent director. The board believes that the permanent structure envisioned by the proposal deprives the company of the flexibility to restructure itself from time to time in a manner that most effectively serves shareholder interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 4

Proposal 5: Shareholder Proposal Regarding Sustainability

The Proposal

RESOLVED: That the shareholders of Sempra Energy (“Sempra” or “Company”) request the Board’s Compensation Committee, when setting senior executive compensation, include sustainability as one of the performance measures for senior executives under the Company’s annual and/or long-term incentive plans. Sustainability is defined as how environmental, social and financial considerations are integrated into corporate strategy over the long term.

Supporting Statement

We believe that the long-term interests of shareholders, as well as other important constituents, are best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those boards of directors and management that operate their companies with integrity and a focus on the long term are much more likely to prosper than ones that are dominated by a short-term focus. The best means of demonstrating a company’s commitment to the concept of sustainability is through incorporating it as a performance measure in the Company’s annual and/or long-term incentive plans.

We note that the Company has consistently affirmed its commitment to the concept of sustainability. In Sempra’s 2010 Corporate Responsibility Report the Company states:

This report describes the activities, success, goals, challenges and performance of Sempra Energy and its subsidiary companies during calendar year 2010. It is informed by the Global Reporting Initiative (GRI) G3.1 Sustainability Reporting Guidelines, a standardized framework for disclosing an organization’s environmental, social and economic performance.

At Sempra Energy, we believe that a responsible company is made up of responsible people behaving responsibly. As such, this report focuses on our people: how we manage our operations, how we treat customers and how we encourage and empower employees to think and act.

The CEO Letter serving as introduction to the report states:

Over the next decade, the energy industry will change more than it has in the past century…

This means not only operating safely and efficiently. It means being responsible stewards of the environment, maintaining strong relationships with stakeholders in the communities where we do business and acting with honesty and integrity in all that we do.

While these words are laudable, incorporating them into the Company’s senior executive compensation program would give them real impact. Yet today, neither the Company’s annual incentive plan nor its long-term incentive plan utilizes any performance measures related to sustainability. We believe that this represents a serious shortcoming.

Other companies have added sustainability to the metrics that they use when determining executive compensation. British utility company National Grid announced in 2009 it would partly base executive compensation on meeting targets for reducing carbon emissions. In addition, Xcel Energy in its 2009 proxy statement discloses that certain annual incentive payments are dependent on green house gas emission reductions alongside the weight given to meeting earnings per share targets. Also Intel Corporation calculates every employee’s annual bonus based on the firm’s performance on measures that include energy efficiency, completion of renewable energy and clean energy projects, and the company’s reputation for environmental leadership.

The Board of Directors Position

As a responsible corporate citizen, we are fully committed to conducting our business operations in an ethical and socially and environmentally sustainable manner, and to being good community partners where we operate. In particular, we seek to be a steward of the environment and to conduct our own business operations in an efficient and sustainable manner.

Sempra Energy continues to be a leader in the area of sustainability and has been recognized for its efforts by numerous public and private institutions. However, we do not believe that using the single prescriptive factor described in this proposal is appropriate for our performance-based executive compensation program. For the reasons described below, the Board of Directors recommends that you vote AGAINST this shareholder proposal.

Commitment to Sustainability

We prepare an annual corporate responsibility report that describes the numerous ways in which we endeavor to be a constructive, thoughtful and sustainable business leader in the communities in which we operate. Our 2010 corporate responsibility report is available on our website at www.sempra.com/cr . Our commitment to being a responsible corporate citizen is exemplified by our diverse work-force, our community volunteerism and partnerships, our philanthropic activities and our safe, resource-efficient approach to operating our company.

Here are a few specific examples illustrating our commitment to sustainability:

•

Sempra Energy has one of the lowest carbon foot prints of any comparable company in the energy services business. Our carbon dioxide emissions rate per megawatt hour is about half the national average.

•	Our low-carbon business model relies upon clean natural gas, energy efficiency, renewable power (such as solar and wind), and technological innovation (such as smart meters and infrastructure).

•

In 2011, after intense scrutiny of the company’s sustainability record and goals, the Dow Jones Sustainability North American Index (the “DJSI”) added Sempra Energy to its prestigious index. The DJSI lists the top 20% of the 600 largest companies in their respective industries. Also in 2011, Sempra Energy was added to the Carbon Disclosure Leadership Index with a score of 87 on a 100 point scale and a high letter grade of “A-” on its carbon performance band. Both indices are used by investors to assess companies’ long-term sustainability.

•	Sempra Energy business units have implemented ground-breaking programs to conserve energy, water and other resources, recycling a range of items from paper to transformers.

•	Sempra Energy business units are engaged in the business of transporting and delivering clean-burning natural gas to provide for the energy needs of our customers.

•

We are a leader in wind and solar projects, and recently constructed in the U.S. a photovoltaic solar project capable of powering 14,000 homes. We are developing and investing in well over 1,000 MW of wind and solar power projects around North America. We are also working to find innovative ways to support the development of renewable energy.

•	Our two California utilities are national leaders in promoting renewable energy, conservation and energy efficiency, including customer-focused programs and use of electric cars.

•

Our Southern California Gas utility received a 2010 Excellence in ENERGY STAR® Promotion Award from the U.S. Environmental Protection Agency for its outstanding contributions to energy-efficiency and reducing greenhouse gas emissions through its consumer education efforts promoting energy-efficient products and services.

We focus on, and expect each of our employees to focus on, important company values including respect, teamwork, inclusiveness and community involvement.

These are values that we endeavor to live by. We do not believe that any of these values needs to be singled out as a particular incentive for purposes of our executive compensation programs.

Compensation Plan Design

While it may be appropriate from time to time to incorporate new performance measures into our compensation program, the board believes that it is most appropriate for the Compensation Committee to determine which specific measures to implement. The committee is in the best position to evaluate changes in our compensation program that will promote the company’s goals and create long-term shareholder value.

Many leaders of our individual business units do have performance-based compensation tied to the achievement of a range of goals relating to energy efficiency, renewable energy standards and projects, environmental standards, employee health and safety, and financial and operational goals.

The performance measures we use to compensate our senior corporate executives consist of a range of objective goals that promote the creation of long-term shareholder value. For these executive officers, we generally avoid using subjective measures that may affect the tax deductibility of compensation. The board does not believe that a narrowly focused sustainability measure, as advocated by this proposal, can be included effectively in the performance-based compensation program for our senior corporate executives.

Conclusion

A nearly identical proposal presented at our 2011 Annual Meeting was rejected by the shareholders. Of the shareholders who voted at the 2011 Annual Meeting, only 7% of the votes were cast “For” the Proposal. Of the total outstanding shares, only 5% supported the proposal.

We strongly believe that the efficient and sustainable deployment and use of energy are in the best interests of our shareholders and the global community. However, we do not believe that making sustainability a distinct performance measure under our executive compensation programs is an appropriate design to drive long-term shareholder value. Although the board agrees with the proponent of this proposal that sustainability is extremely important, the board believes that this overly prescriptive shareholder proposal is not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 5

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the proxy?

In this Compensation Discussion and Analysis, we:

•	Discuss the roles and responsibilities of our board’s Compensation Committee.

•	Outline our compensation philosophy and discuss how the Compensation Committee determines executive pay.

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

•	Describe how we manage risk in our incentive compensation plans.

What is our compensation philosophy?

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Aligning pay with short-term and long-term company performance.

•	Performance-based incentives aligned with value creation for shareholders.

•	Balance between short-term and long-term incentives.

•	More pay tied to performance at higher levels of responsibility.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

What are the goals of our compensation program?

Our compensation program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

•	Aligning compensation with company performance and shareholders’ interests.

•	Motivating executives to achieve superior performance.

•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

What elements of our pay program underscore our pay-for- performance philosophy?

Elements of our pay program that exemplify our pay for performance philosophy include:

•	One hundred percent of short-term and long-term incentive compensation is performance-based.

•	Long-term incentive compensation is delivered through performance-based restricted stock units with a performance measure tied to four-year relative cumulative total shareholder return.

•	Performance measures in our short-term and long-term incentive plans are directly linked to the company’s financial performance and shareholder returns.

•

Over eighty percent of our CEO’s target pay is performance-based. For our other named executive officers, performance-based compensation makes up an average of over seventy-five percent of total target pay.

Company performance is the key indicator of whether our programs are effective. We use earnings (net income excluding earnings from non-controlling interests) as the primary measure of company performance in our annual incentive plans. In contrast, total return to shareholders is the key measure for long-term performance.

What is the company’s business model and how are we viewed by investors?

When Sempra Energy was formed in 1998, we created a company that combined a large natural gas distribution utility with a similarly sized electric distribution utility. We have evolved into a highly successful, integrated energy infrastructure company.

During the past ten years, we have:

•	Continued to operate and grow our California utilities.

•	Built and sold a large and profitable energy trading company.

•	Acquired controlling interests in utilities outside of the United States.

•	Built a strong and diverse energy infrastructure business in Mexico.

•	Developed and invested in large infrastructure projects in the U.S., including a liquefied natural gas (LNG) business, natural gas pipelines, and natural gas storage facilities.

Due to our diverse business profile, we are covered by both gas and electric utility analysts. We also attract analyst coverage and investors from the broader energy sector, including the oil and gas sector.

How are our business model and our investor profile reflected in our compensation program?

A large portion of our executive pay is delivered in performance-based restricted stock units with a relative total shareholder return performance measure. We measure our total shareholder return against both the S&P 500 Index and the S&P 500 Utilities Index. We use these two peer groups because we do not fit neatly into either category.

Because our operations extend beyond those of a typical utility, our stock can be influenced by factors that do not necessarily affect many of the companies in the S&P 500 Utilities Index. Measuring us only against a group of utilities whose performance is based largely on low growth and high dividend payouts should not be the sole gauge of our performance.

While we believe that a broader measure should be used as a benchmark for our performance, we do not believe that the S&P 500 Index should be the sole benchmark. Measuring our performance against the broader S&P 500 Index companies alone may not capture the impact of market and regulatory factors specific to energy delivery.

Thus, we believe that measuring our performance against both the S&P 500 Utilities Index and the S&P 500 Index is the most appropriate gauge of our stock performance.

We also take our company’s profile into account when we benchmark executive pay. We use two peer groups, a general industry peer group made up of similarly sized companies and a utilities peer group. This is described in detail under “Labor Market Benchmarking.”

How did the company perform in 2011?

Our 2011 financial performance was strong and all business units performed well. We achieved $4.473 in adjusted diluted earnings per share, which exceeded our 2011 adjusted earnings per share guidance range. These adjusted amounts excluded a gain of $277 million, or $1.15 per diluted share, on the acquisition-related remeasurement of South American investments.

Our GAAP earnings increased by 84 percent from 2010 to 2011.

We also achieved several goals that are key to our future financial performance, including:

•	Transition of key leadership positions with strong internal candidates, including CEO, President and CFO.

•	Acquisition of controlling interests in two South American utilities, Chilquinta Energía S.A. in Chile and Luz del Sur S.A.A. in Peru.

[3]	On a GAAP basis, earnings were $1,357 million and diluted earnings per share was $5.62. For a reconciliation of adjusted 2011 earnings and earnings per share to the comparable amounts calculated in accordance with GAAP, please see Appendix A to this proxy statement.
•	Completion of SDG&E’s Smart Meter program on time and on budget.

•	Achievement of significant milestones on the Sunrise Powerlink. This project is on track for completion in 2012.

•	Placement into service of 167 megawatts of renewable energy projects at Sempra Generation.

How has the company performed over the longer-term?

We have consistently delivered strong financial and operating performance.

•	Since the creation of Sempra Energy in 1998, our earnings have grown from $294 million to $1,080 million[3] in 2011, excluding the 2011 remeasurement gain.

•	Over the past ten years, our earnings have increased by an average of 7.6 percent per year.[4]

•	Our total shareholder return has consistently exceeded the S&P 500 Index.

•	Our ten-year cumulative total shareholder return is more than double the S&P 500 Utilities Index.

•	In the past two years, we have replaced earnings from prior Sempra Commodities operations with growth in earnings from our regulated and contracted infrastructure businesses.

•	We expect continued earnings growth.

Our continued focus on growth and operating performance in our core business units is illustrated in the table below. Over the past five years, our earnings, excluding Sempra Commodities and, in 2011, the remeasurement gain, have grown from $600 million to $1,080 million3.

Figure 1.

*	2011 earnings exclude a gain of $277 million on the remeasurement of South American investments. For a reconciliation of Sempra Energy’s earnings excluding Sempra Commodities and the remeasurement gain to Sempra Energy’s earnings calculated in accordance with GAAP, please see Appendix A to this proxy statement.

[4]	Compound annual growth rate from 2001 to 2011 of 7.6 percent excludes 2011 remeasurement gain. On a GAAP basis, the ten-year compound annual growth rate is 10.1 percent.

The company’s earnings, including Sempra Commodities and the 2011 remeasurement gain and calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for fiscal years 2007, 2008, 2009, 2010 and 2011 were $1,099 million, $1,113 million, $1,119 million, $739 million, and $1,357 million, respectively.

How has the company delivered long-term value to shareholders?

Our stock has provided investors with solid long-term returns. Table 1 below shows that the company’s total return to shareholders consistently exceeded the S&P 500 over both the short-term and long-term. Over a ten-year period, Sempra Energy’s cumulative total shareholder return is more than double the S&P 500 Utilities Index.

Total Shareholder Return*	Sempra Energy	S&P 500	S&P 500 Utilities
Ten-Year Total Return	205%	33%	86%
Five-Year Total Return	14%	(1%)	20%
One-Year Total Return	9%	2%	20%

Table 1.

*	Total shareholder return is the percentage change in the market value of an investment at the end of the relevant investment period (assuming reinvestment of dividends) from its market value at the beginning of the period.

How is the company positioned for future growth?

We expect to deliver balanced, stable growth through our utilities and integrated energy infrastructure businesses:

•	Over 75 percent of our earnings are expected to come from regulated domestic and international utilities.

•

Our energy infrastructure businesses are focused on the import, transfer and storage of natural gas and on renewable energy generation. Revenues for these businesses largely are tied to long-term contracts.

•

We have re-aligned our three infrastructure businesses, Sempra Generation, Sempra Pipelines & Storage, and Sempra LNG, into two new operating units called Sempra International and Sempra U.S. Gas & Power. We will move from multiple assets and geographies into integrated and disciplined growth platforms that will drive performance.

•	We will execute on investments to deliver returns under a wide range of energy price scenarios, focusing on assets that integrate and provide collective value to our shareholders.

•	We have executed an orderly transition of our leadership team. This was made possible by our board’s focus on a strong succession planning and leadership development program.

In addition, we will provide enhanced return of capital to shareholders. We recently announced a 25 percent increase in our dividend. On an annualized basis, our dividend will increase from $1.92 per share to $2.40 per share.

What key leadership moves occurred in 2011?

Among the most significant responsibilities of a board and company leadership are effective development and execution of succession planning for key positions. During 2011, and in anticipation of planned retirements, three highly qualified internal candidates were selected to fill key leadership roles.

As discussed in the Leadership Structure section of this proxy, Debra Reed became Chief Executive Officer on June 27, 2011, replacing Donald Felsinger, who will serve as Executive Chairman of the Board until his planned retirement in 2012. Ms. Reed is a 34-year employee of the Sempra family of companies with an outstanding career including extensive industry experience and public board service.

On October 1, 2011, with Neal Schmale’s planned retirement, Mark Snell, our Executive Vice President and Chief Financial Officer, became President. Joe Householder, then Senior Vice President, Controller and Chief Accounting Officer, replaced Mr. Snell as Executive Vice President and Chief Financial Officer.

What were the compensation considerations associated with the CEO and other leadership changes that occurred in 2011?

The existence and readiness of these highly sought after, talented internal candidates illustrate our commitment to selection, management development, and succession planning.

•	This commitment has allowed us to retain top executive talent while avoiding some of the costs associated with high level transitions.

•

These costs often include search fees and expenses, relocation reimbursements, “make whole” compensation to replace compensation opportunities forfeited by an executive who leaves another employer, and sign-on bonuses.

These executives received compensation adjustments commensurate with their new responsibilities. The Compensation Committee considered relevant market data provided by its independent consultant for each of the new officers, and set pay levels consistent with our compensation philosophy.

Promotional long-term incentive grants are performance-based and vesting is subject to a four-year relative total shareholder return performance measure. In keeping with our policy, the new or amended severance pay agreements for these officers did not include change in control tax gross-up provisions.

What compensation governance measures are in place?

Our compensation practices, which are highlighted in the table below, reflect our pay for performance philosophy and our commitment to sound compensation governance.

Compensation Governance Measures — What We Do
We link pay to performance and shareholder interests. We use company earnings and relative total shareholder return as the primary incentive plan performance measures.

The Compensation Committee reviews external market data when making compensation decisions.

The external market review is based on two peer groups, a general industry peer group and a utilities peer group. These peer groups reflect the labor markets from which we recruit executive talent.

The Compensation Committee selects and engages its own advisors. As the committee’s primary advisor, neither Exequity nor any of its affiliates provides any other services to the company.
The Compensation Committee considers tally sheets, which include a wealth accumulation analysis, when making compensation decisions.

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules.

In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

Exequity performs an independent risk assessment of our compensation programs.
All officers are subject to stock ownership requirements, ranging from 6x base pay for the CEO to 1x base pay for vice presidents.
Directors are subject to stock ownership guidelines of 5x their annual retainer.
Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

Table 2.

Table 3 outlines compensation practices which are not part of our compensation program:

Compensation Governance Measures — What We Don’t Do

We do not provide for excise tax gross-ups upon a change in control in our named officers’ agreements.

As of 2011, the change in control excise tax gross-up provisions of all the severance pay agreements for continuing named executive officers were removed. Mr. Felsinger’s agreement was so amended in 2010.

We do not reprice stock options. Long-term incentive plan grants are made from a shareholder-approved plan that prohibits stock option repricing and cash buyouts.
Employees and directors are prohibited from trading in puts, calls, options or other similar securities related to our common stock.
No named executive officers received tax gross-ups.
Officers are not given pension credit for years not worked.
None of the named executive officers has an employment contract.

Table 3.

How do shareholders provide input regarding the executive compensation program?

Building and maintaining relationships with our shareholders is a critical component of our corporate governance philosophy. We welcome dialogue with our shareholders. Within the past year, we held telephonic meetings with shareholders representing 78 million shares, or 32 percent of our total outstanding shares, and 47 percent of our institutional share ownership.

The Compensation Committee values input received from shareholders through our shareholder engagement meetings and through our shareholder advisory approval of our executive compensation. The committee considers this input when evaluating changes to our executive compensation program.

COMPENSATION COMMITTEE ROLES AND RESPONSIBILITIES

Overview

The Compensation Committee’s primary role is to determine all aspects of compensation for our executive officers. The committee reviews all components of pay for our Chief Executive Officer and other executive officers.

The committee holds four regularly scheduled meetings each year, with additional meetings scheduled when required. The committee’s chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each director is required to be:

•	An independent director under independence standards established by the New York Stock Exchange.

•	An outside director under Section 162(m) of the Internal Revenue Code.

•	A non-employee director under Rule 16b-3 of the Exchange Act.

The Compensation Committee:

•	Sets its meeting dates and agenda items annually.

•	Considers standing agenda items and other topics at each meeting.

•	Holds an executive session at each meeting without management.

•	Recommends changes to its charter for approval by the board as needed.

•	Retains its own independent advisors.

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter

The most recent charter review was held in June 2011. The charter is on our website at www.sempra.com under the “Investors” and “Governance” tabs.

What are the Responsibilities of the Compensation Committee?

The Compensation Committee’s major responsibilities include:

•

Analyzing executive compensation market data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs.

•

Overseeing and approving annual incentive plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits and other programs and benefits that primarily cover executive officers.

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers.

•

Leading the evaluation of the performance of the CEO in light of these goals and objectives and, based on individual and company performance, competitive compensation information and other considerations, recommending CEO compensation for approval by the independent members of the board.

•	Tracking and understanding the total compensation of each executive officer and reviewing, at least once a year, tally sheets that summarize the major elements of compensation.

•	Reporting annually on succession planning to the board.

•	Reviewing and approving the Compensation Discussion and Analysis included in the annual proxy statement.

•	Analyzing long-term incentive plan overall dilution and current annual dilution rates.

•	Assuring that our compensation programs encourage and reward sustainable, moderate-risk growth.

How do the Committee and Board use Tally Sheets?

The Compensation Committee uses tally sheets to review and evaluate our total executive compensation and benefit programs. These tally sheets, along with information prepared annually for the proxy statement, are used to consider:

•	Information for analyzing the design, operation and effectiveness of our executive compensation programs.

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards.

•	Estimated pension benefits, life insurance benefits, and deferred compensation balances.

•	Information on change-in-control scenarios.

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data, and other considerations described elsewhere in this discussion.

In addition, board members receive a Compensation Program Summary. The summary provides an overview of our executive compensation philosophy, information on each executive compensation plan, and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains advisors to assist it on matters affecting executive compensation. It has the sole authority to select, compensate and terminate its external advisors.

In 2011, Exequity was the committee’s primary

compensation consultant. Exequity is a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider.

An Exequity representative attended all committee meetings and met in executive session with the committee members at all four of the regular 2011 meetings.

Exequity supported the committee by:

•	Providing competitive data on compensation and relative performance of peer group companies.

•	Recommending pay programs and salary increase budgets.

•	Conducting a risk assessment of incentive programs.

•	Making presentations on regulatory and legislative matters affecting executive compensation.

•	Providing opinions on the reasonableness of compensation.

•	Consulting on other related matters as needed.

Exequity and its affiliates do not perform any work for the company outside of its role as consultant to the Compensation Committee. Exequity’s fees for services provided in 2011 were $176,390.

Our Chief Executive Officer attends the non-executive session of each committee meeting, as does our Senior Vice President of Human Resources. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for consideration by the committee. Both the committee members and the independent consultant receive all presentation materials well in advance of committee meetings.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance.

MANAGEMENT’S ROLE

Our Chief Executive Officer does not determine or approve any element or component of her own compensation. Our other executive officers also do not determine or approve any element or component of their own compensation. This includes base salary, annual bonus, long-term incentives, or other aspects of compensation. Our CEO does not meet separately with the committee’s independent compensation consultant.

The Compensation Committee does seek our CEO’s views on the performance of our other executive officers and she makes pay recommendations for these officers. In addition, the committee frequently requests input from the CEO on what programs and goals she believes might be most appropriate given the company’s strategic direction.

LABOR MARKET BENCHMARKING

How does the committee use external market data in determining pay?

The Compensation Committee uses external pay data to help align executive compensation levels, in total and by component, with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

The committee’s use of both general industry and utilities benchmarking data reflects the competitive labor market from which we recruit executives. This labor market varies by position and extends beyond our industry. The benchmarking process is described below.

General industry benchmarking: When benchmarking executive pay, the committee first reviews general industry market pay data from the Aon Hewitt Associates Total Compensation Management Database.

•

The database covers 180 non-financial Fortune 500 companies. Particular emphasis is given to the 108 companies with revenues between $5 billion and $15 billion. These companies are listed in Appendix B.

•

The committee reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

The committee uses the general industry peer group as the primary benchmarking data source because it best represents the market from which we recruit executive talent. This peer group is not constrained by industry affiliation, but rather focuses on companies comparable in size to Sempra Energy. Companies in the utilities and energy sector make up approximately 20 percent of the general industry peer group.

Table 4 summarizes the general industry peer group market capitalization, revenue and earnings compared to Sempra Energy.

Summary of General Industry Companies Included in 2011 Review Companies in Hewitt's TCM database with Revenues of $5B - $15B (Millions of $)
	Market Capitalization (on 12/31/11)	2011 Revenue	2011 Net Income*
Sempra Energy	$13,200	$10,036	$1,365
Sempra Percentile Rank	68%	60%	83%
75th Percentile	$16,007	$12,317	$1,231
Median	$9,216	$8,541	$565
25th Percentile	$4,153	$6,800	$231

Table 4.

*	Net income excluding earnings attributable to noncontrolling interests.

Utilities industry benchmarking: The committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies.

•	This peer group is composed of the 32 companies that make up the S&P 500 Utilities Index. These companies are listed in Appendix C.

•	This is consistent with the peer group used in connection with our long-term incentive awards.

•	The energy and utility peer group review provides an additional basis for assessing executive compensation and corporate performance.

•	This review gives us a better understanding of the effectiveness of our emphasis on “pay-for-performance” in relation to the performance of our utilities peer group.

Table 5 summarizes the utilities peer group market capitalization, revenue and earnings compared to Sempra Energy.

Summary of Utilities Included in 2011 Review S&P 500 Utilities Index Companies (Millions of $)
	Market Capitalization (on 12/31/11)	2011 Revenue	2011 Net Income*
Sempra Energy	$13,200	$10,036	$1,365
Sempra Percentile Rank	57%	47%	74%
75th Percentile	$17,292	$14,598	$1,377
Median	$9,168	$10,942	$551
25th Percentile	$6,245	$5,994	$293

Table 5.

*	Net income excluding earnings attributable to noncontrolling interests.

How does the committee use internal equity in determining pay?

The committee uses internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

COMPENSATION COMPONENTS

What are the primary components of our compensation program?

The primary components of our compensation program are:

•	Base salaries.

•	Performance-based annual bonuses.

•	Long-term performance-based equity incentive awards.

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers vary substantially based upon the roles and responsibilities of individual officers.

Thus, the Chief Executive Officer’s total target compensation is approximately 174 percent of the compensation of the next highest paid officer and 271 percent of the average compensation of the other named executive officers (excluding the Executive Chairman and the retired President and Chief Operating Officer).

Managing Risk in Compensation Plans

How does the company manage risk in compensation plans?

The committee manages the risk inherent in incentive compensation plans:

•	By balancing short-term and long-term incentives.

•	By linking a higher proportion of total compensation to long-term incentives.

•	Through the incentive plan design and selection of the performance measures.

Our risk management program is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans, and executive stock ownership requirements.

Has a risk assessment been conducted by an independent third party?

The committee’s independent consultant, Exequity, conducted a risk assessment of our incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk-mitigating features found in our executive incentive programs are listed below.

What risk-mitigation features are used in the incentive plans?

Our long-term incentive awards:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale ranges from zero at threshold to 150 percent at maximum.

•	An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance immediately below threshold.

•	The committee believes cliffs create pressure points that may encourage unintended results.

•	Provide for a four-year performance period for our restricted stock unit grants. This time period is consistent with the typical development time frame for our major capital investment projects.

•	Use a market-based performance measure, relative total shareholder return, for our restricted stock unit grants.

•	Measure our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company.

Our annual bonus plans:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale is linear, ranging from zero at threshold to 200 percent at maximum.

•

Use a corporate financial performance measure that is based on the earnings reported in our financial statements with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the committee.

•	Provide the committee with downward discretion over incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 2 shows each component of our CEO’s total pay at target company performance.

Figure 2.

Why is pay mix important?

Our pay mix helps to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 83 percent of our CEO’s target total pay is delivered through performance-based incentives.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of corporate and individual performance, which greatly affects annual bonuses and the value of long-term incentives.

Figure 3 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 3.

How does our pay mix compare to our peers?

Our pay mix places a higher weight on performance-based compensation than the average pay mix of our peers. As shown in the charts below, 83 percent of our CEO’s target compensation is performance-based, which is significantly higher than the average of both our general industry and utilities peers.

CEO Total Target Compensation

Fixed vs. At-Risk

Figure 4.

Figure 5.

Figure 6.

Note: Fixed compensation includes base salary and time-based long-term incentives other than stock options. At-Risk compensation includes performance-based short-term and long-term incentives (including time-based stock options).

1.	Base Salaries

What role do base salaries play in our compensation program?

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers approximate the median of those for the general industry peer group. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

How are base salaries determined for our named executive officers?

The Compensation Committee annually reviews base salaries for executive officers. The committee considers the following factors in its review:

•	Approximate mid-range of general industry peer group salary data

•	Individual contribution and performance

•	Labor market conditions

•	Company performance

•	Complexity and importance of roles and responsibilities

•	Succession planning

•	Retention needs

•	Reporting relationships

•	Internal equity

•	Experience

What adjustments to base salaries were made in 2011?

Ms. Reed, Mr. Snell and Mr. Householder received salary increases when they were promoted. Upon her promotion to CEO, Ms. Reed’s salary was set at $1,000,000. Mr. Snell’s salary was increased to $720,000 when he was promoted to President and Mr. Householder’s salary was increased to $550,000 upon his promotion to Executive Vice President and Chief Financial Officer.

The remaining named executive officers received salary increases of 2.8 percent on January 1, 2011.

2.	Performance-Based Annual Bonuses

How is an incentive compensation pool established?

Executive officers may receive annual performance-based bonuses under our shareholder-approved Executive Incentive Plan. Under the terms of the plan, a compensation pool based on operating earnings is established for each year. The plan is intended to preserve the deductibility of the bonuses under Section 162(m) of the Internal Revenue Code while providing flexibility to the Compensation Committee in administering the plan.

Please see “Executive Compensation — Compensation Tables — Grants of Plan-Based Awards” for additional details regarding the plan.

How are performance guidelines established?

Each year the Compensation Committee establishes performance guidelines for bonus payments. These guidelines are substantially lower than the shareholder-approved incentive plan maximums.

Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from 0 percent for performance at the threshold level to 200 percent of target for performance at maximum.

Figure 7 shows the 2011 bonus payout as a percentage of target payout for various levels of earnings performance.

Figure 7.

What are the potential bonus opportunities for the named executive officers?

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary below.

Bonus Potential as of December 31, 2011 as a Percent of Base Salary	Threshold	Target	Maximum

Debra L. Reed (1)	0%	100%	200%
Joseph A. Householder (1)	0%	70%	140%
Donald E. Felsinger (2)	0%	125%	250%
Mark A. Snell (1)	0%	80%	160%
Javade Chaudhri	0%	65%	130%
G. Joyce Rowland	0%	50%	100%

Table 6.

(1)	Actual 2011 bonus will be pro-rated to reflect the executive’s target bonus prior to promotion and the bonus targets shown above.

(2)	In December 2010, based on a review of external market data, the Compensation Committee increased Mr. Felsinger’s bonus target from 110% of base salary to 125% of base salary.

Target bonus opportunities for our named executive officers are, on average, slightly below the 50th percentile of the external market data for executives with comparable levels of responsibility at general industry peer companies. Bonus payouts at our maximums are intended to fall within the third quartile (between the 50th and 75th percentile) of bonus payouts among these companies.

Because our 2011 performance was at maximum, our actual payments fell within the third quartile of the external market data.

What were the annual bonus performance goals for the named executive officers?

For 2011, the committee selected earnings for the measurement of annual corporate performance. For incentive plan purposes, “earnings” means Sempra Energy Net Income excluding earnings attributable to noncontrolling interests. Earnings for incentive plan purposes may be higher or lower than earnings reported in the company’s financial statements due to certain pre-established adjustments. These adjustments are described under the section titled “How was the 2011 earnings goal determined?”

Why is only one performance measure used for the annual bonus plan?

The committee selected earnings as the 2011 annual bonus performance measure because it believes this measure provides an accurate and comprehensive picture of annual company performance that plan participants, shareholders, analysts and other parties clearly understand. While one financial measure was used for the short-term incentive plan, other performance measures were considered within the overall compensation program:

•	The compensation program includes other performance measures, such as the relative total shareholder return measure under the long-term incentive plan.

•

Bonus plans for business unit executives include performance measures for business unit earnings, key operational measures, such as safety metrics, and Sempra Energy earnings. None of the named executive officers participated in these business unit plans.

The committee also may apply discretionary adjustments to annual bonus awards in consideration of the contributions of each named executive officer. None were made to 2011 awards to named executive officers.

What performance measures will be used in the 2012 annual bonus plan?

The 2012 annual bonus plan design for named executive officers will be based on multiple performance measures. Earnings will continue to be the primary measure, with a weighting of 85 percent. Safety and customer satisfaction goals will have a combined weight of 15 percent.

How was the 2011 earnings goal determined?

Table 7 shows the earnings criteria for 2011 bonuses:

2011 Earnings for Bonus Purposes (Millions of $)	Threshold	Target	Maximum

	$900	$1,000	$1,100

Table 7.

The committee set 2011 bonus guidelines, with the target of $1 billion in earnings, based on the company’s financial plan with certain adjustments for incentive plan purposes. The financial plan takes into account anticipated business unit earnings, planned purchases or sales of assets, major capital projects, and other significant issues impacting the company’s earnings. The financial plan is also used to develop the company’s public earnings guidance.

Consistent with the approach taken in prior years, the committee also determined at the beginning of the year that the calculation of earnings for bonus purposes would be adjusted as follows:

•	Exclude earnings from the RBS Sempra Commodities joint venture.

•	Exclude any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis.

•	Exclude positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.

•	Include up to 10 percent of the impact of wildfire litigation.

•

Include 10 percent of any gains or losses for the sale of assets or write-down of assets in connection with a sale. This is because the committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

Below is a reconciliation of GAAP earnings to earnings for incentive plan purposes.

2011 Earnings Adjustments for Bonus Purposes (Millions of $)	Reconcilation
GAAP Earnings	$1,357

Gain on Remeasurement of South American Investments	(277)

Pre-defined Adjustments	27

Earnings for Bonus Purposes	$1,107

Table 8.

What bonuses did named executive officers receive under the 2011 performance-based annual bonus plan?

Earnings for 2011 bonus purposes were $1,107 million, above the $1,100 million maximum under the committee’s guidelines. This resulted in a performance result of 200% of target. Based on this performance and its consideration of the contributions of each named executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Tables 9 and 10.

Bonus Paid to Ms. Reed for 2011 Performance	Base Salary	x	Bonus Percentage	x	Proration Factor (1)	=	Bonus

Pro-rata bonus as CEO (2)	$1,000,000		200%		52%		$1,030,100
Pro-rata bonus as EVP	$612,100		140%		48%		$415,600
Total							$1,445,700

Table 9.

(1)	For display purposes, the proration factor is rounded to nearest whole percentage in Table 9.

(2)	Ms. Reed’s target increased from 70% to 100% upon her June 27, 2011 promotion from EVP to CEO.

Bonuses Paid to Other NEOs for 2011 Performance	Base Salary at Year-End 2011	x	Bonus Percentage (1)	=	Bonus

Joseph A. Householder (2)	$550,000		110%		$605,500
Donald E. Felsinger	$1,217,500		250%		$3,043,800
Mark A. Snell (2)	$720,000		145%		$1,044,300
Javade Chaudhri	$531,800		130%		$691,400
G. Joyce Rowland	$365,000		100%		$365,000
Neal E. Schmale (3)	$857,300		133%		$1,142,500

Table 10.

(1)	For display purposes, the bonus percentage is rounded to nearest whole percentage in Table 10.

(2)	Pro-rated for promotion. Mr. Snell’s target increased from 70% to 80% and Mr. Householder’s target increased from 50% to 70% upon their October 1, 2011 promotions.

(3)	Pro-rated for November 1, 2011 retirement.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s compensation package. (See Figure 3 for these percentages.)

We measure our performance over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, the committee believes at this time that using a four-year performance period for our equity-based incentives promotes a long-term strategic focus.

What type of equity is granted?

In accordance with our pay for performance philosophy, the entire long-term incentive plan award is in the form of performance-based restricted stock units.

Although typical market practice is to grant a portion of long-term incentive awards as time-based equity, the Compensation Committee believes that linking 100 percent of the long-term incentive award to our relative total shareholder return performance creates the strongest alignment with shareholder interests.

Why is this type of equity used?

The Compensation Committee approved this equity award structure after considering many variables. These included alignment with shareholder interests, plan expense, share usage and market trends.

How does our equity award structure compare to our peers?

As shown in the charts below, 100 percent of our CEO’s long-term incentive compensation is performance-based. In contrast, both our general industry and utilities peers grant a significant portion of long-term incentive awards in time-based restricted stock and stock options.

CEO Equity Compensation

Figure 8.
Figure 9.
Figure 10.

What is the process for determining and calculating individual equity award grants?

In making the annual grants, the committee:

•	Specifies a dollar value (based on a percentage of base salary) and other terms for each executive officer’s award.

•	Bases the number of shares underlying the awards granted each year on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	We calculate the precise number of shares to be granted to each executive officer.

•	We apply Monte Carlo valuation models previously authorized by the committee and using the closing price for shares of our common stock on that date to make such calculations.

Equity awards also may be granted with the approval of the committee upon the hiring or promotion of executive officers or to award extraordinary performance.

What is the value of the equity grants?

The estimated grant date fair value of Ms. Reed’s award fell within the second quartile of the external market data. For other named executive officers, awards were generally within the third quartile of the external market data.

Table 11 illustrates the grant date fair value of 2011 annual and promotional awards.

Estimated Grant Date Values for 2011	Performance-based Restricted Stock Units
	Annual Award	Promotional Award	Total

Debra L. Reed	$1,715,118	$2,000,020	$3,715,139
Joseph A. Householder	$733,245	$825,020	$1,558,265
Donald E. Felsinger	$5,482,479	$—	$5,482,479
Mark A. Snell	$1,715,118	$1,080,041	$2,795,159
Javade Chaudhri	$1,146,222	$—	$1,146,222
G. Joyce Rowland	$585,753	$—	$585,753
Neal E. Schmale	$2,144,951	$—	$2,144,951

Table 11.

The actual amounts realized by equity award recipients will depend on future stock price performance. These amounts will not necessarily track with the grant date value targets.

Why does the company grant performance-based restricted stock units?

The Compensation Committee sought a direct link to performance in comparison to indices and peers. To achieve this result, the committee uses performance-based restricted stock units as the award vehicle for our equity grants. Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What are the performance goals for restricted stock units?

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on the company’s four-year cumulative total shareholder return compared to the S&P 500 Index and the S&P 500 Utilities Index as shown in Table 12.

If the company’s performance ranks at the 50th percentile or higher compared to the S&P 500 index, participants will receive a minimum of 1.0 shares for each restricted stock unit. If our performance exceeds the 50th percentile compared to the S&P 500 Utilities Index, participants have the opportunity to earn up to 1.5 shares for each restricted stock unit.

The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Percentile Ranking	Number of Shares of Sempra Energy Common Stock Received For Each Restricted Stock Unit
	Performance vs. S&P 500 Index*	Performance vs. S&P 500 Utilities Index

75th Percentile or Above	Not used for upside potential	1.5
50th Percentile	1.0	1.0
35th Percentile or Below	Not used for downside potential	0.0

Table 12.

*	If the company ranks at or above the 50th percentile compared to the S&P 500 Index, participants will receive a minimum of 1.0 shares for each restricted stock unit.

This award structure was adopted beginning with the 2008-2011 award cycle and continues through the 2012-2015 award cycle.

What were the results for the 2008-2011 award cycle which vested on January 3, 2012?

Our relative total shareholder return from 2008 to 2011 met the 52nd percentile of the S&P 500 Index. Based on our performance ranking against the S&P 500 index over the four-year performance period, the performance-based restricted stock units for the 2008-2011 Long-Term Incentive Plan cycle vested at target (1.0 shares of common stock for each restricted stock unit) after the committee certified performance results.

Our performance was at the 41st percentile compared to the S&P 500 Utilities Index. Thus, we did not realize any of the “upside” potential upon vesting of this award.

Benefit Plans

Our executive officers also participate in other benefit programs including: (1) health, life insurance, and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance, and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, our executive officers participate in the following:

•	A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents.

•	A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees).

•

A long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

2.	Retirement Plans

Our executive officers participate in our Cash Balance Plan and a Supplemental Executive Retirement Plan.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most company employees.

Why does the company offer a supplemental retirement plan?

The committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

Our Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[5]

•	actual years of service

•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

[5]	Final average pay is the average of the two highest years of base salary plus the average of the three highest annual bonuses prior to retirement.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Benefits under both plans use the same interest rates for calculating lump sum distributions.

3.	401(k) Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The company matches one-half of the first 6 percent of the employee’s contributions. We also make an additional company contribution of up to 1 percent of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Participants can direct these deferrals into:

•	Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account, and

•	A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or Moody’s plus 1 percent.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. These contributions are identical to the matching contributions made for other employees under the 401(k) savings plan.

All employee contributions, matching company contributions, and investment earnings in both the 401(k) savings plan and deferred compensation plan vest immediately.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. Our Chief Executive Officer and our Executive Chairman have an executive security specialist for personal and business driving in the context of an overall security plan.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. The agreements do not contain excise tax gross-up provisions. None of our officers has an employment agreement.

Why does the company provide severance agreements?

The Compensation Committee believes that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer

•	mitigating legal issues upon a separation of employment

•	retaining talent during uncertain times

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause; or

•	when the executive resigns for “good reason”

What does resignation for “Good Reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the CEO’s and other named executive officers’ agreements provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

None of the continuing named executive officers’ agreements contain an excise tax gross-up provision.

Do agreements for new officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

Under a policy adopted in 2009 by the Sempra Energy Board of Directors, severance agreements for new officers do not provide for excise tax gross-ups.

What happens to outstanding equity awards upon a change in control?

Under our shareholder-approved long-term incentive plan, upon a change in control of the company all previously granted stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants.

For performance-based restricted stock unit awards granted in 2009 through 2012, the number of shares earned is determined based on performance through the date of the change in control (or based on target performance if the change in control occurs less than two years after the grant date).

Acceleration of equity awards upon a change in control is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly-created company and management team.

EVALUATING AND COMPENSATING THE CEO

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer. These goals are based primarily upon objective criteria, including:

•	business performance

•	accomplishment of strategic and financial objectives

•	development of management

•	other matters relevant to the short-term and long-term success of the company and the creation of shareholder value

How does the board evaluate the CEO’s performance?

All independent directors provide input for the CEO’s performance evaluation. The committee leads the process and reports the consolidated results back to the independent directors.

The chair of the committee discusses the board’s evaluation with the CEO. Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines the CEO’s compensation level. This includes base salary and awards under annual and long-term incentive plans.

In determining the long-term component of our CEO’s compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards granted in past years.

What were the CEO’s 2011 goals?

Our CEO, Debra L. Reed, met or exceeded her 2011 objectives, which included:

CEO Goals	Status

Meet 2011 earnings goals set by the Board of Directors	Exceeded

Complete deployment of Smart Meters at SDG&E on time and on budget by year-end 2011	Completed

Continue preparation for Smart Meter deployment at SoCalGas	On Track

Upgrade SoCalGas’ key natural gas storage fields	On Track

Manage construction of Sunrise Powerlink to ensure on time and on budget completion by year-end 2012	On Track

Complete the acquisition of the South American electric utilities, Chilquinta Energia in Chile and Luz Del Sur in Peru	Completed

Pursue value and growth opportunities in connection with our LNG terminal	Completed two cargo swaps, which increased profitability. Initiated plans for potential liquefacation project at Cameron LNG

Continue development of renewable energy projects	Completed construction of 42MW of Mesquite Solar 1. Sold a joint venture interest to a BP affiliate to develop Auwahi wind project.

Table 13.

SHARE OWNERSHIP REQUIREMENTS

Our Board of Directors has established share ownership requirements for officers to further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of share ownership that our officers are encouraged to achieve and maintain.

For officers, the requirements are:

Executive Level	Share Ownership Requirements
Chief Executive Officer	6x base salary
President	3x base salary
Executive Vice Presidents and Business Unit Chief Executive Officers	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Table 14.

Based on Exequity’s review of competitive benchmark data, our stock ownership requirements are higher than prevalent market practices.

For purposes of the requirements, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of our common stock and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or any officer level promotion. All officers are in compliance with the requirements.

The company also prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of the company.

IMPACT OF REGULATORY REQUIREMENTS

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for each of certain executive officers.

The Compensation Committee believes that tax deductibility is one important factor in evaluating a compensation program. We generally design and administer our performance-based incentive plans in a manner intended to maintain tax deductibility. This includes obtaining shareholder approval of the plans.

Approximately 83 percent of our CEO’s total target compensation is delivered through performance-based short-term and long-term incentives. These performance-based incentives are intended to be “qualified performance-based compensation” that the company may deduct for federal income tax purposes.

However, providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances and in the best interests of our shareholders. Accordingly, the committee may continue to exercise discretion to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are effective and comply with these requirements.

CONCLUSION

Our salaries generally approximate the median of the external market data. Our performance-based incentive programs provide upside opportunity (within the third quartile of the market data) for outstanding performance.

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and corporate performance. Our performance-based compensation is strongly aligned with the interests of shareholders.

We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William G. Ouchi

William P. Rutledge

Luis M. Téllez

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for our named executive officers.

Summary Compensation Table	Year	Salary	Stock Awards (F)	Option Awards (F)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (G)	All Other Compen- sation (H)	Total
			Restricted stock and restricted stock units	Service- based stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Debra L. Reed (A)	2011	$811,907	$3,715,138	$—	$1,445,700	$2,104,001	$102,932	$8,179,678
Chief Executive Officer	2010	$595,400	$1,337,914	$236,235	$669,700	$930,302	$82,471	$3,852,022
	2009	$595,400	$859,419	$118,450	$566,500	$1,038,282	$88,797	$3,266,848
Joseph A. Householder (B)	2011	$480,819	$1,558,265	$—	$605,500	$861,398	$67,711	$3,573,693
Executive Vice President and
Chief Financial Officer
Donald E. Felsinger (C)	2011	$1,217,500	$5,482,479	$—	$3,043,800	$1,881,329	$148,415	$11,773,523
Executive Chairman	2010	$1,184,300	$4,265,965	$680,755	$2,171,300	$1,771,423	$144,545	$10,218,288
	2009	$1,184,300	$4,264,733	$588,645	$2,136,500	$12,564,520	$155,820	$20,894,518
Mark A. Snell (D)	2011	$639,302	$2,795,159	$—	$1,044,300	$1,198,633	$98,192	$5,775,586
President	2010	$595,400	$1,335,897	$213,277	$694,700	$1,024,561	$94,926	$3,958,761
	2009	$595,300	$1,934,337	$184,370	$683,500	$1,061,787	$88,531	$4,547,825
Javade Chaudhri	2011	$531,800	$1,146,222	$—	$691,400	$1,141,901	$91,152	$3,602,475
Executive Vice President and	2010	$517,300	$890,598	$142,447	$560,500	$929,239	$87,251	$3,127,335
General Counsel	2009	$517,300	$891,782	$123,085	$501,500	$834,243	$88,422	$2,956,332
G. Joyce Rowland	2011	$365,000	$585,753	$—	$365,000	$683,547	$66,473	$2,065,773
Senior Vice President of Human
Resources, Diversity and Inclusion
Neal E. Schmale (E)	2011	$714,045	$2,144,951	$—	$1,142,500	$592,300	$107,347	$4,701,143
Former President and	2010	$833,900	$2,003,846	$319,522	$1,111,900	$928,427	$110,223	$5,307,818
Chief Operating Officer	2009	$833,900	$2,002,914	$276,555	$1,094,100	$1,943,532	$115,065	$6,266,066

(A)	Ms. Reed was promoted to Chief Executive Officer on June 27, 2011. Prior to her promotion, Ms. Reed was Executive Vice President.

(B)	Mr. Householder was promoted to Executive Vice President and Chief Financial Officer on October 1, 2011. Prior to his promotion, Mr. Householder was Senior Vice President, Controller and Chief Accounting Officer.

(C)	Mr. Felsinger stepped down as CEO on June 27, 2011. He will retain his position as Executive Chairman until his planned retirement in late 2012.

(D)	Mr. Snell was promoted to President on October 1, 2011. Prior to his promotion, Mr. Snell was Executive Vice President and Chief Financial Officer.

(E)	Mr. Schmale retired on November 1, 2011.

(F)	Grant date fair value of stock and option awards granted during the year. No stock option awards were granted in 2011. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Option awards consist solely of service-based stock options. A modified Black-Scholes valuation model is used to calculate their grant date fair value.

Stock awards consist solely of performance-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(G)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2011 amounts are:

2011 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Debra L. Reed	$2,066,948	$37,053	$2,104,001
Joseph A. Householder	$853,743	$7,655	$861,398
Donald E. Felsinger	$1,716,999	$164,330	$1,881,329
Mark A. Snell	$1,191,918	$6,715	$1,198,633
Javade Chaudhri	$1,134,617	$7,284	$1,141,901
G. Joyce Rowland	$670,880	$12,667	$683,547
Neal E. Schmale	$440,003	$152,297	$592,300

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(H)	All Other Compensation amounts for 2011 are:

2011 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Debra L. Reed	$49,205	$23,309	$30,418	$102,932
Joseph A. Householder	$29,179	$23,506	$15,026	$67,711
Donald E. Felsinger	$111,475	$17,102	$19,838	$148,415
Mark A. Snell	$44,883	$23,309	$30,000	$98,192
Javade Chaudhri	$37,054	$24,098	$30,000	$91,152
G. Joyce Rowland	$22,768	$23,705	$20,000	$66,473
Neal E. Schmale	$62,126	$15,230	$29,991	$107,347

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and the incremental cost to us (the hourly rate of drivers plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers. They do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Our executive officers participate in shareholder-approved incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under our Executive Incentive Plan. Longer-term incentives, typically performance-based restricted stock and restricted stock units and service-based stock options, are provided under our Long Term Incentive Plan.

We summarize below our 2011 grants of plan-based awards for our executive officers named in the Summary Compensation Table.

2011 Grants of Plan-Based Awards			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Grant Date Fair Value of Stock and Option Awards (E)
	Grant Date (A)	Authorization Date (A)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra L. Reed
Restricted Stock Units	1/03/11	12/06/10				—	40,700	61,050	$1,715,118
Restricted Stock Units	6/27/11	6/27/11				—	44,443	66,665	$2,000,020
Annual Bonus			$—	$722,900	$1,445,700
Joseph A. Householder
Restricted Stock Units	1/03/11	12/06/10				—	17,400	26,100	$733,245
Restricted Stock Units	9/13/11	9/12/11				—	18,796	28,194	$825,020
Annual Bonus			$—	$302,800	$605,500
Donald E. Felsinger
Restricted Stock Units	1/03/11	12/06/10				—	130,100	195,150	$5,482,479
Annual Bonus			$—	$1,521,900	$3,043,800
Mark A. Snell
Restricted Stock Units	1/03/11	12/06/10				—	40,700	61,050	$1,715,118
Restricted Stock Units	9/13/11	9/12/11				—	24,606	36,909	$1,080,041
Annual Bonus			$—	$522,200	$1,044,300
Javade Chaudhri
Restricted Stock Units	1/03/11	12/06/10				—	27,200	40,800	$1,146,222
Annual Bonus			$—	$345,700	$691,400
G. Joyce Rowland
Restricted Stock Units	1/03/11	12/06/10				—	13,900	20,850	$585,753
Annual Bonus			$—	$182,500	$365,000
Neal E. Schmale
Restricted Stock Units	1/03/11	12/06/10				—	50,900	76,350	$2,144,951
Annual Bonus			$—	$571,300	$1,142,500

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock units. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of our common stock on that date. Awards also may be granted at other times upon the hiring or promotion of executive officers or for extraordinary performance. The June 27, 2011 equity award for Ms. Reed and the September 13, 2011 awards to Messrs. Snell and Householder were in connection with their promotions.

(B)	Non-equity incentive plan awards consist of annual bonuses payable under our Executive Incentive Plan from a performance pool equal to 1.5% of operating income for the year with maximum bonuses not to exceed 30% of the performance pool for the Chief Executive Officer and 17.5% of the performance pool for each other plan participant. Amounts reported in the table represent estimates at the beginning of 2011 of bonuses expected to be paid under earnings performance guidelines established by the Compensation Committee. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. Extraordinary corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations.

Bonus guidelines for 2011 were based on an adjusted earnings target of $1 billion. For information concerning the pre-established adjustments to earnings for incentive plan purposes, please refer to the section of the Compensation Discussion and Analysis titled “How was the 2011 earnings goal determined?” No bonuses were payable for earnings of less than $900 million and maximum bonuses were payable for earnings of $1.1 billion. Bonuses for targeted earnings performance of $1 billion were set at levels ranging from 125% of base salary for the Executive Chairman to 50% of base salary for the Senior Vice President, Human Resources, Diversity and Inclusion with maximum bonuses ranging from 250% to 100% of base salary, respectively. Ms. Reed’s bonus target increased from 70% to 100% of base salary upon her June 27, 2011 promotion to Chief Executive Officer. Mr. Snell’s target increased from 70% to 80% and Mr. Householder’s target increased from 50% to 70% upon their October 1, 2011 promotions. Mr. Schmale’s bonus was prorated to reflect his November 1, 2011 retirement. Earnings for the year for bonus purposes were $1,107 million. Accordingly, in February 2012, the Compensation Committee authorized the payment of bonuses to the executive officers in the amounts reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2011.

(C)	Equity incentive plan awards consist of performance-based restricted stock units. During the performance period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. The equity awards granted to Ms. Reed and Messrs. Snell and Householder in recognition of their promotions are subject to the same performance criteria as the January 3, 2011 awards.

Shares subject to the performance-based restricted stock units granted in 2011 will vest or be forfeited at the beginning of 2015 based upon our total return to shareholders. The target number of shares will vest if we have achieved a cumulative total return to shareholders for a four-year performance period that places us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If our performance does not place us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

We permit each holder of restricted stock units to elect for us to withhold a sufficient number of vesting units to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate the grant date fair value of performance-based restricted stock unit awards. The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2011 for our executive officers named in the Summary Compensation Table. These grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End	Grant Date	Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (C)		Market Value of Unearned/ Unvested Shares
		Exercisable	Unexer- cisable	Exercise Price		Expiration Date
Debra L. Reed	06/27/11						45,233		$2,487,802
	01/03/11						42,177		2,319,754
	02/11/10	2,475	7,425	$49.77		02/10/20	—		—
	01/04/10	4,350	13,050	$55.90		01/03/20	—		—
	01/02/09	11,500	11,500	$43.75		01/01/19	—		—
	01/02/08	13,500	4,500	$61.41		01/01/18	17,668	(E)	971,742
	01/03/07	18,300	—	$56.77		01/02/17	—		—
	01/03/06	19,000	—	$46.14		01/02/16	—		—
	01/03/05	18,600	—	$36.30		01/02/15	—		—
	01/02/04	30,000	—	$30.20		01/01/14	—		—

		117,725	36,475	$45.87	(D)		105,078		$5,779,298

Joseph A. Householder	09/13/11						26,782		$1,473,011
	01/03/11						18,032		991,737
	01/04/10	2,900	8,700	$55.90		01/03/20	—		—
	02/19/09						5,467	(F)	300,706
	01/02/09	7,650	7,650	$43.75		01/01/19	—		—
	01/02/08	9,000	3,000	$61.41		01/01/18	11,816	(E)	649,891
	01/03/07	12,200	—	$56.77		01/02/17	—		—
	01/03/06	7,700	—	$46.14		01/02/16	—		—
	01/03/05	8,500	—	$36.30		01/02/15	—		—

		47,950	19,350	$50.69	(D)		62,097		$3,415,345

Donald E. Felsinger	01/03/11						134,822		$7,415,232
	01/04/10	21,625	64,875	$55.90		01/03/20	—		—
	01/02/09	57,150	57,150	$43.75		01/01/19	—		—
	01/02/08	67,275	22,425	$61.41		01/01/18	88,228	(E)	4,852,519
	01/03/07	69,100	—	$56.77		01/02/17	—		—
	01/03/06	75,500	—	$46.14		01/02/16	—		—
	12/06/05	61,000	—	$44.64		12/05/15	—		—
	01/03/05	57,300	—	$36.30		01/02/15	—		—
	06/08/04	22,400	—	$33.89		06/07/14	—		—
	01/02/04	75,800	—	$30.20		01/01/14	—		—
	01/02/03	101,800	—	$24.37		01/01/13	—		—

		608,950	144,450	$43.91	(D)		223,050		$12,267,751

Mark A. Snell	09/13/11						35,061		$1,928,331
	01/03/11						42,177		2,319,754
	01/04/10	6,775	20,325	$55.90		01/03/20	—		—
	02/19/09						5,467	(F)	300,706
	01/02/09	17,900	17,900	$43.75		01/01/19	—		—
	01/02/08	20,925	6,975	$61.41		01/01/18	27,459	(E)	1,510,223
	01/03/07	27,300	—	$56.77		01/02/17	—		—
	01/03/06	28,600	—	$46.14		01/02/16	—		—
	01/03/05	30,600	—	$36.30		01/02/15	—		—

		132,100	45,200	$49.49	(D)		110,164		$6,059,014

Outstanding Equity Awards at Year-End	Grant Date	Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (C)		Market Value of Unearned/ Unvested Shares
		Exercisable	Unexer- cisable	Exercise Price		Expiration Date
Javade Chaudhri	01/03/11						28,187		$1,550,302
	01/04/10	4,525	13,575	$55.90		01/03/20	—		—
	01/02/09	11,950	11,950	$43.75		01/01/19	—		—
	01/02/08	14,100	4,700	$61.41		01/01/18	18,456	(E)	1,015,068
	01/03/07	19,300	—	$56.77		01/02/17	—		—
	01/03/06	21,300	—	$46.14		01/02/16	—		—

		71,175	30,225	$52.17	(D)		46,643		$2,565,370

G. Joyce Rowland	01/03/11						14,405		$792,250
	01/04/10	2,325	6,975	$55.90		01/03/20	—		—
	01/02/09	6,100	6,100	$43.75		01/01/19	—		—
	01/02/08	7,200	2,400	$61.41		01/01/18	9,453	(E)	519,913
	01/03/07	9,900	—	$56.77		01/02/17	—		—
	01/03/06	11,100	—	$46.14		01/02/16	—		—
	01/03/05	12,300	—	$36.30		01/02/15	—		—
	01/02/04	19,800	—	$30.20		01/01/14	—		—

		68,725	15,475	$44.68	(D)		23,858		$1,312,163

Neal E. Schmale	01/03/11						52,748		$2,901,117
	01/04/10	10,150	30,450	$55.90		10/31/16	—		—
	01/02/09	26,850	26,850	$43.75		10/31/16	—		—
	01/02/08	31,575	10,525	$61.41		10/31/16	41,413	(E)	2,277,713
	01/03/07	43,600	—	$56.77		10/31/16	—		—
	01/03/06	48,300	—	$46.14		01/02/16	—		—
	01/03/05	42,800	—	$36.30		01/02/15	—		—

		203,275	67,825	$49.66	(D)		94,161		$5,178,830

(A)	Stock options become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units that (except for the February 19, 2009 awards to Messrs. Snell and Householder) will vest or will be forfeited in whole or in part at the end of a four-year performance period based upon our total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2011 had the applicable performance period ended at that date. As of December 31, 2011, the performance-based restricted stock units granted on January 2, 2009, January 4, 2010 and February 11, 2010 were below the minimum performance level required for vesting. If performance as of

December 31, 2011 had reached the level required for vesting of 100% of these performance-based restricted stock units (together with reinvested dividend equivalents), the number of shares reported for each officer would have been:

Grants Below Threshold Performance as of December 31, 2011	January 2, 2009 Award		January 4, 2010 Award		February 11, 2010 Award
	Number of Shares at 100% of Target	Market Value at 12/31/2011	Number of Shares at 100% of Target	Market Value at 12/31/2011	Number of Shares at 100% of Target	Market Value at 12/31/2011
Debra L. Reed	26,345	$1,448,966	20,618	$1,133,988	14,956	$822,582
Joseph A. Householder	17,526	$963,956	13,674	$752,075	—	$—
Donald E. Felsinger	130,732	$7,190,266	102,342	$5,628,811	—	$—
Mark A. Snell	40,895	$2,249,232	32,049	$1,762,676	—	$—
Javade Chaudhri	27,337	$1,503,530	21,366	$1,175,117	—	$—
G. Joyce Rowland	13,999	$769,953	11,003	$605,185	—	$—
Neal E. Schmale	61,398	$3,376,879	48,073	$2,644,013	—	$—

The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $44.13 and $51.50 for Ms. Reed; $50.18 and $51.95 for Mr. Householder; $42.01 and $51.95 for Mr. Felsinger; $48.65 and $51.94 for Mr. Snell; $52.27 and $51.95 for Mr. Chaudhri; $43.04 and $51.97 for Ms. Rowland and $48.89 and $51.95 for Mr. Schmale.

(E)	These units vested on January 3, 2012. The value realized upon the January 3, 2012 vesting of these shares, which is calculated using the closing price of Sempra Energy common stock on the vesting date, is set forth in Note C to “Option Exercises and Stock Vested”.

(F)	Shares of performance-based restricted stock granted in 2009 to Mr. Snell and Mr. Householder. The shares subject to the award (together with reinvested dividends) will vest in installments of one-third of the shares initially subject to the award on March 15 of each of the first three years following the year of grant, subject, as to each installment, to a performance condition that we have achieved positive operating income for the year. If the performance condition is not satisfied, the shares subject to the installment are forfeited. Unvested restricted shares will also be forfeited if Mr. Snell’s or Mr. Householder’s employment is terminated for any reason other than death, and the Compensation Committee may reduce the number of the unvested shares.

Option Exercises and Stock Vested

We summarize below the stock options that were exercised and restricted stock that vested during 2011 for our executive officers named in the Summary Compensation Table.

2011 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting (B)	Value Realized on Vesting (B)(C)
Debra L. Reed	—	$—	23,630	$1,240,222
Joseph A. Householder	—	$—	21,029	$1,100,870
Donald E. Felsinger	344,400	$9,734,912	89,084	$4,675,576
Mark A. Snell	—	$—	40,554	$2,125,654
Javade Chaudhri	7,625	$131,150	24,850	$1,304,270
G. Joyce Rowland	71,900	$2,043,844	12,758	$669,603
Neal E. Schmale	—	$—	56,246	$2,952,076

(A)	Difference between the market value of option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date.

(C)	The amounts shown in the table above relate to the 2007-2010 restricted stock award, which vested at 100 percent on January 3, 2011, and, for Messrs. Householder and Snell, the March 15, 2011 vesting installment of 5,276 shares each from the February 19, 2009 restricted stock award. The 2008-2011 restricted stock unit award vested on January 3, 2012 and is not reflected in the table above. The number of units vested and their market value at the vesting date, respectively, were 17,668 units and $968,738 for Ms. Reed; 11,816 units and $647,882 for Mr. Householder; 88,228 units and $4,837,520 for Mr. Felsinger; 27,459 units and $1,505,555 for Mr. Snell; 18,456 units and $1,011,930 for Mr. Chaudhri; 9,453 units and $518,306 for Ms. Rowland; and 41,413 units and $2,270,673 for Mr. Schmale.

Pension Benefits

Our executive officers participate, along with most other employees, in our Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2011 for our executive officers named in the Summary Compensation Table. Mr. Schmale was the only named executive officer who received any payments of pension benefits during the year ended December 31, 2011.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)(B)
Debra L. Reed	Cash Balance Plan	34	$1,057,728
	Supplemental Executive Retirement Plan	34	7,624,692

	Total		$8,682,420

Joseph A. Householder	Cash Balance Plan	10	$204,234
	Supplemental Executive Retirement Plan	10	3,816,217

	Total		$4,020,451

Donald E. Felsinger	Cash Balance Plan	40	$1,545,387
	Supplemental Executive Retirement Plan	40	36,780,603

	Total		$38,325,990

Mark A. Snell	Cash Balance Plan	11	$182,849
	Supplemental Executive Retirement Plan	11	5,850,538

	Total		$6,033,387

Javade Chaudhri	Cash Balance Plan	8	$167,460
	Supplemental Executive Retirement Plan	8	4,861,256

	Total		$5,028,716

G. Joyce Rowland	Cash Balance Plan	31	$1,052,811
	Supplemental Executive Retirement Plan	31	3,874,545

	Total		$4,927,356

Neal E. Schmale	Supplemental Executive Retirement Plan	14	$9,461,467

	Total		$9,461,467

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	All of the named executive officers are eligible for early retirement benefits. At year-end, Ms. Reed and Mr. Snell were age 55, Mr. Householder was age 56, Ms. Rowland was age 57, Mr. Chaudhri was age 59, and Mr. Felsinger was age 64. Had they retired at December 31, 2011 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $11,328,819 for Ms. Reed; $3,893,497 for Mr. Householder; $37,926,591 for Mr. Felsinger; $5,624,225 for Mr. Snell; $5,008,269 for Mr. Chaudhri; and $6,201,946 for Ms. Rowland. Mr. Schmale retired at age 65 on November 1, 2011.

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (6.43% for 2011) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate.

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2011.

2011 Nonqualified Deferred Compensation	Executive Contributions in 2011 (A)	Company Contributions in 2011 (B)	Aggregate Earnings in 2011 (C)	Aggregate Balance at 12/31/11 (D)
Debra L. Reed	$383,194	$39,821	$285,085	$4,486,215
Joseph A. Householder	$28,716	$19,795	$53,056	$839,837
Donald E. Felsinger	$73,012	$102,091	$1,555,839	$21,433,293
Mark A. Snell	$79,883	$35,500	$56,544	$953,428
Javade Chaudhri	$37,207	$27,671	$50,126	$774,831
G. Joyce Rowland	$39,643	$13,384	$76,681	$1,360,586
Neal E. Schmale	$43,695	$52,742	$847,172	$13,151,277

(A)	Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2011 that are also included as 2011 salary and bonus compensation reported in the Summary Compensation Table total $48,344 for Ms. Reed; $28,716 for Mr. Householder; $73,012 for Mr. Felsinger; $38,201 for Mr. Snell; $37,207 for Mr. Chaudhri; $21,889 for Ms. Rowland; and $43,695 for Mr. Schmale.

(B)	Company contributions are identical to the amounts that the executive would have received under our tax-qualified 401(k) Savings Plan but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings for 2011 were $248,032 for Ms. Reed; $45,401 for Mr. Householder; $1,391,509 for Mr. Felsinger; $49,829 for Mr. Snell; $42,842 for Mr. Chaudhri; $64,014 for Ms. Rowland; and $694,875 for Mr. Schmale. These earnings are not reported in the Summary Compensation Table.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2011 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such aggregate amounts reported in the Summary Compensation Table for fiscal years 2009, 2010 and 2011 are $870,263 for Ms. Reed; $56,166 for Mr. Householder; $1,461,526 for Mr. Felsinger; $325,082 for Mr. Snell; $216,587 for Mr. Chaudhri; $65,694 for Ms. Rowland; and $955,784 for Mr. Schmale.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Our stock option, restricted stock, and restricted stock unit agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment.

On the following page, we summarize the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2011 or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of the company. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of the company occurred on December 31, 2011 whether or not accompanied or followed by a termination of the executive’s employment. Because Mr. Schmale retired before December 31, 2011, he is not included in the table.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Debra L. Reed
Lump Sum Cash Payment (A)	$4,200,000	$6,677,100	$—
Acceleration of Existing Equity Awards (B)	—	8,332,621	8,332,621
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	40,735	87,391	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total Before Severance Reduction	$4,340,735	$15,222,112	$8,332,621

Total After Severance Reduction (F)	$4,340,735	$12,118,366	$8,332,621

Joseph A. Householder
Lump Sum Cash Payment (A)	$1,878,733	$2,904,667	$—
Acceleration of Existing Equity Awards (B)	—	4,131,325	4,131,325
Enhanced Retirement Benefits (C)	—	802,882	—
Health & Welfare Benefits (D)	50,111	102,046	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total Before Severance Reduction	$2,028,844	$8,065,920	$4,131,325

Total After Severance Reduction (F)	$2,028,844	$6,283,929	$4,131,325

Donald E. Felsinger
Lump Sum Cash Payment (A)	$6,993,533	$11,247,667	$—
Acceleration of Existing Equity Awards (B)	—	20,855,213	20,855,213
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	50,111	82,835	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total Before Severance Reduction	$7,143,644	$32,310,715	$20,855,213

Total After Severance Reduction (F)	$7,143,644	$31,027,958	$20,855,213

Mark A. Snell
Lump Sum Cash Payment (A)	$2,895,867	$4,549,533	$—
Acceleration of Existing Equity Awards (B)	—	8,178,404	8,178,404
Enhanced Retirement Benefits (C)	—	1,551,520	—
Health & Welfare Benefits (D)	50,111	101,456	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$3,045,978	$14,505,913	$8,178,404

Javade Chaudhri
Lump Sum Cash Payment (A)	$2,173,533	$3,469,567	$—
Acceleration of Existing Equity Awards (B)	—	4,359,361	4,359,361
Enhanced Retirement Benefits (C)	—	467,168	—
Health & Welfare Benefits (D)	50,111	103,823	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total Before Severance Reduction	$2,323,644	$8,524,919	$4,359,361

Total After Severance Reduction (F)	$2,323,644	$8,131,369	$4,359,361

G. Joyce Rowland
Lump Sum Cash Payment (A)	$1,013,450	$1,479,400	$—
Acceleration of Existing Equity Awards (B)	—	2,234,086	2,234,086
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	30,551	59,047	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,131,501	$3,872,533	$2,234,086

(A)	Severance payment ranging from 1.5 to two times (from two to three times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2011 of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. The amounts for performance-based restricted stock units include the full amount, assuming maximum performance, attributable to the 2008 grant that vested on January 3, 2012.

2008 Restricted Stock Unit Award	Change In Control Calculation Assuming Maximum Performance at 150% of Target		Actual Realized Upon January 3, 2012 Vesting at 100% of Target Performance
	Shares	Value	Actual Shares	Actual Value Realized
Debra L. Reed	26,502	$1,457,613	17,668	$968,738
Joseph A. Householder	17,724	$974,836	11,816	$647,882
Donald E. Felsinger	132,341	$7,278,779	88,228	$4,837,520
Mark A. Snell	41,188	$2,265,334	27,459	$1,505,555
Javade Chaudhri	27,684	$1,522,602	18,456	$1,011,930
G. Joyce Rowland	14,179	$779,869	9,453	$518,306

Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement-eligible executives. Such amounts are $168,208 for Ms. Reed; $86,063 for Mr. Householder; $642,938 for Mr. Felsinger; $201,375 for Mr. Snell; $134,438 for Mr. Chaudhri and $68,625 for Ms. Rowland. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	For Messrs. Householder, Snell and Chaudhri, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for two years (18 months for Ms. Rowland) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Ms. Rowland) for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for two years (18 months for Ms. Rowland) for termination unrelated to a change in control, and three years (two years for Ms. Rowland) for termination accompanied by a change in control.

(F)	Change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will apply if the difference between the executive’s net after-tax unreduced benefit and the net after-tax reduced benefit is less than five percent.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or by the company for cause are not entitled to enhanced benefits.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Randall L. Clark

Corporate Secretary

Dated: March 26, 2012

Appendix A

Reconciliation of Sempra Energy Earnings and Earnings Per Share to

Sempra Energy Earnings Excluding Sempra Commodities and Sempra Energy Earnings and Earnings Per Share Excluding 2011 Remeasurement Gain on South American Investments

Sempra Energy earnings and earnings per share excluding Sempra Commodities and, in 2011, a $277 million gain from the remeasurement of equity method investments in South America, are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Since April 1, 2008, our Sempra Commodities segment has been comprised solely of earnings and activity related to Sempra Energy’s equity method investment in RBS Sempra Commodities LLP, a commodities trading joint venture with the Royal Bank of Scotland (RBS) formed from our commodities-marketing businesses previously reported in the Sempra Commodities business unit. In four separate transactions in 2010 and early 2011, Sempra Energy and RBS divested substantially all of the businesses and assets within the joint venture. Because of the impacts of these divestitures on 2010 and future periods, and because of the significance and nature of the remeasurement gain in 2011, management believes that these non-GAAP financial performance measures provide a meaningful comparison of 2011 and prior year results of operations for Sempra Energy’s ongoing business units, as well as for future comparison in subsequent periods. Non-GAAP financial performance measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles these non-GAAP financial performance measures to Sempra Energy Earnings and Earnings Per Share, which we consider to be the most directly comparable financial performance measures calculated in accordance with GAAP.

	Years ended December 31,
	2011		2010	2009	2008	2007
	($ Millions, except per share amounts)
Sempra Energy Earnings (GAAP)	$1,357	[1]	$739	$1,119	$1,113	$1,099

Less Sempra Commodities amounts included in:
Energy-related businesses revenues	—		—	—	457	2,674
Other cost of sales	—		—	—	(133)	(988)
Litigation expense	—		(9)	—	(53)	(58)
Other operation and maintenance	—		(23)	(13)	(197)	(860)
Depreciation and amortization	—		—	—	(6)	(26)
Gains (losses) on sale of assets	—		—	—	110	—
Equity (losses) earnings in RBS Sempra Commodities LLP	—		(314)	463	383	—
Other income (expense), net	—		1	(2)	—	—
Interest income	—		4	—	7	17
Interest expense	—		(5)	(7)	(22)	(48)
Income tax benefit (expense)	—		191	(103)	(202)	(252)
Equity earnings, net of income tax	—		—	—	3	40

Sempra Commodities (losses) earnings[2]	—		(155)	338	347	499

Less remeasurement gain in 2011	277		—	—	—	—

Sempra Energy Earnings excluding Sempra Commodities and remeasurement gain	$1,080		$894	$781	$766	$600

Diluted earnings per common share:
Sempra Energy Earnings (GAAP)	$5.62

Sempra Energy earnings excluding remeasurement gain	$4.47

Weighted average number of shares outstanding, diluted (thousands)	241,523

[1]	Percentage increase of 2011 GAAP earnings from 2010 GAAP earnings was 84 percent.
[2]

Effective January 1, 2011, Sempra Energy began reporting the former Sempra Commodities segment in Parent and Other, as the activity of the partnership no longer meets the quantitative thresholds that require it to be reported as a reportable segment under applicable accounting rules, and we do not consider the remaining wind-down activities of the partnership to be of continuing significance.

Appendix B

Below is a list of the companies included in the general industry benchmarking review.

Companies Included in 2011 Review (Fortune 500 Companies in Hewitt's TCM database with Revenues of $5B - $15B)
Company	Company	Company
Advance Auto Parts	Ecolab Inc.	Owens-Illinois, Inc.
AECOM Technology Corporation	Edison International	The Pantry, Inc.
Air Products and Chemicals, Inc.	Federal-Mogul Corporation	Parker Hannifin Corporation
Alcon Laboratories, Inc.	FirstEnergy Corp.	PETsMART
Ameren Corporation	Fortune Brands, Inc.	PG&E Corporation
American Electric Power	Foster Wheeler Corporation	Pitney Bowes, Inc.
Amgen Inc.	Gannett Co., Inc.	PPG Industries, Inc.
Automatic Data Processing, Inc.	The Gap, Inc.	PPL Corporation
AutoZone, Inc.	General Mills, Inc.	Praxair, Inc.
Avery Dennison Corporation	Genuine Parts Co.	Progress Energy, Inc.
Avis Budget Group	Goodrich Corporation	Public Service Enterprise Group, Inc.
Avon Products, Inc.	The Great Atlantic & Pacific Tea Company	Quest Diagnostics Incorporated
Ball Corporation	H. J. Heinz Company	Qwest Communications
Baxter International Inc.	The Hershey Company	R. R. Donnelley & Sons Company
Burlington Northern Santa Fe Corporation	Hormel Foods Corporation	Reynolds American Inc.
Calpine Corporation	Illinois Tool Works Inc.	Ross Stores, Inc.
Cameron International Corporation	Integrys Energy Group	SAIC, Inc.
Campbell Soup Company	ITT Corporation	Sara Lee Corporation
CenterPoint Energy	Jacobs Engineering Group	Sempra Energy
The Clorox Company	Kellogg Company	The Sherwin-Williams Company
CMS Energy Corporation	Marriott International, Inc.	Starbucks Coffee Company
ConAgra Foods, Inc.	Masco Corporation	Stryker Corporation
Cooper Industries, Inc.	Mattel, Inc.	Tenet Healthcare Corporation
Covidien	McDermott International, Inc.	Tennessee Valley Authority
CSX Corporation	McGraw-Hill Companies	Textron Inc.
Cummins, Inc.	MeadWestvaco Corporation	TRW Automotive
Dana Corporation	Mohawk Industries	Union Pacific Railroad Co.
Darden Restaurants, Inc.	Navistar International	VF Corporation
Dean Foods Company	Newell Rubbermaid Inc.	Viacom Inc.
Devon Energy Corporation	NiSource Inc.	Visteon Corporation
Dole Food Company, Inc.	Nordstrom	W.W. Grainger, Inc.
DTE Energy Company	Northeast Utilities	Waste Management, Inc.
Duke Energy Corporation	NRG Energy, Inc.	The Western Union Company
Eastman Chemical Company	OfficeMax Incorporated	Weyerhaeuser Company
Eastman Kodak Company	ONEOK Inc.	The Williams Companies, Inc.
Eaton Corporation	Oshkosh Truck Corporation	Yum Brands, Inc.

Appendix C

Below is a list of the companies included in the utilities industry benchmarking review.

Companies Included in 2011 Review (S&P 500 Utilities Index Companies)
Company	Company
AES Corporation	Nicor
Ameren Corp.	NiSource Inc.
American Electric Power Co.	Northeast Utilities
Centerpoint Energy	NRG Energy, Inc.
CMS Energy Corporation	ONEOK Inc.
Consolidated Edison	Pepco Holdings Inc.
Constellation Energy	PG&E Corporation
Dominion Resources	Pinnacle West Capital Corp.
DTE Energy	PPL Corporation
Duke Energy	Progress Energy, Inc.
Edison International	Public Service Enterprises Group, Inc.
Entergy Corp.	SCANA Corp.
Exelon	Southern Company
FirstEnergy Corp.	TECO Energy
Integrys Energy Group	Wisconsin Energy Corp.
NextEra Energy Inc.	XCEL Energy Inc.

Appendix D

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this proxy statement that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. These forward-looking statements represent our estimates and assumptions only as of the filing date of this report. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this proxy statement, when we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “may,” “potential,” “target,” “goals,” or similar expressions, or when we discuss our guidance, strategy, plans or intentions, we are making forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•

actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate;

•	capital markets conditions, including the availability of credit and the liquidity of our investments;

•	inflation, interest and exchange rates;

•	the impact of benchmark interest rates, generally U.S. Treasury bond and Moody’s A-rated utility bond yields, on our Sempra Utilities’ cost of capital;

•	energy markets, including the timing and extent of changes and volatility in commodity prices;

•	the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures;

•	weather conditions, natural disasters, catastrophic accidents, and conservation efforts;

•	risks inherent in nuclear power generation and radioactive materials storage, including the catastrophic release of such materials;

•	wars, terrorist attacks and cybersecurity threats;

•	business, regulatory, environmental and legal decisions and requirements;

•	expropriation of assets by foreign governments and title and other property disputes;

•	the status of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts and construction, maintenance and capital projects;

•	the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described in this proxy statement and other reports that we file with the Securities and Exchange Commission.

DIRECTIONS

Sempra Energy Annual Meeting of Shareholders
May 10, 2012

The Balboa Bay Club and Resort
1221 West Coast Highway (Pacfic Coast Highway/Highway 1)
Newport Beach, CA 92663

Parking at the resort will be by valet only. The cost of valet parking, including gratuity, will be covered by Sempra Energy (your valet ticket will be validated upon registration with Shareholder Services).

DETAIL MAP **OVERVIEW MAP**

55
PACIFIC COAST HWY.
RIVERSIDE AVE.
TUSTIN AVE.
CLIFF DR.
1
PACIFIC COAST HWY.
NEWPORT BAY
VIA LIDO NORD
5
N
405
55
JAMBOREE RD.
1
THE
BALBOA BAY
CLUB & RESORT
NEWPORT BEACH

From The North :
Take Route 5 or 405 South to 55. Take 55 freeway south to Pacific Coast Highway.
Proceed southbound on Pacific Coast Highway to the hotel, which will be on your right.
Signs/staff will direct you to the complimentary valet parking and the ballroom entrance.

From The South :
Take Route 5 to 405 North, then exit on Jamboree. Follow Jamboree south to Pacific Coast Highway.
Turn right and follow Pacific Coast Highway to the hotel, which will be on your left.
Signs/staff will direct you to the complimentary valet parking and the ballroom entrance.

ADMISSION TICKET

ADMIT ONE SHAREHOLDER AND GUEST

2012 Annual Meeting of

Sempra Energy Shareholders

Thursday, May 10, 2012 - 10:00 a.m

The Balboa Bay Club & Resort

1221 West Coast Highway

Newport Beach, California

Directions to the meeting are located

at the end of the Proxy Statement

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person,

please vote your shares by proxy, telephone or Internet prior to the meeting.

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING --- MAY 10, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES,

or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and

Account Number shown on the reverse side of this proxy card.

DONALD E. FELSINGER and JAVADE CHAUDHRI jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2012

Sempra Energy Annual Shareholders Meeting, and at any adjournment or postponement thereof,

in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock

Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as applicable.

(Continued and to be signed on the reverse side)

14475

ANNUAL SHAREHOLDERS MEETING

SEMPRA ENERGY

May 10, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account

Number shown to the right.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other

countries from any touch-tone telephone and follow the instructions.

Have your proxy card available when you call and use the Company

Number and Account Number shown to the right.

MAIL - Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON - You may vote your shares in person by attending

the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, proxy card and annual report to shareholders are available at

http://www.amstock.com/ProxyServices/Sempra

Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet.

051012

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND “AGAINST” ITEMS 4 AND 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.

1. Election of Directors:

01. Alan L. Boeckmann

02. James G. Brocksmith Jr.

03. Donald E. Felsinger

04. Wilford D. Godbold Jr.

05. William D. Jones

06. William G. Ouchi

07. Debra L. Reed

08. Carlos Ruiz

FOR AGAINST ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

09. William C. Rusnack

10. William P. Rutledge

11. Lynn Schenk

12. Luis M. Téllez

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

2. Ratification of Independent Registered Public Accounting Firm.

3. Advisory Approval of our Executive Compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5.

4. Shareholder Proposal Regarding Independent Board Chairman.

5. Shareholder Proposal Regarding Sustainability.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.